Exhibit 99.3
PRO FORMA VALUATION REPORT
ONEIDA FINANCIAL CORP.
Oneida, New York
PROPOSED HOLDING COMPANY FOR:
ONEIDA SAVINGS BANK
Oneida, New York
Dated As Of:
February 19, 2010

Prepared By:
RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia 22201

RP® Financial, LC.	TABLE OF CONTENTS
i
TABLE OF CONTENTS
ONEIDA FINANCIAL CORP.
ONEIDA SAVINGS BANK
Oneida, New York

PAGE
DESCRIPTION	NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion and Reorganization	I.2
Purpose of the Reorganization	I.2
Strategic Overview	I.3
Balance Sheet Trends	I.6
Income and Expense Trends	I.11
Interest Rate Risk Management	I.16
Lending Activities and Strategy	I.17
Asset Quality	I.21
Funding Composition and Strategy	I.21
Subsidiaries	I.22
Legal Proceedings	I.23

CHAPTER TWO MARKET AREA ANALYSIS

Introduction	II.1
National Economic Factors	II.3
Market Area Demographics	II.5
Local Economy	II.7
Unemployment	II.9
Market Area Deposit Characteristics	II.10
Competition	II.11

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.7
Income and Expense Components	III.11
Loan Composition	III.14
Credit Risk	III.16
Interest Rate Risk	III.16
Summary	III.19

RP® Financial, LC.	TABLE OF CONTENTS
ii
TABLE OF CONTENTS
ONEIDA FINANCIAL CORP.
ONEIDA SAVINGS BANK
Oneida, New York
(continued)

PAGE
DESCRIPTION	NUMBER
CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1.Financial Condition	IV.3
2.Profitability, Growth and Viability of Earnings	IV.4
3.Asset Growth	IV.5
4.Primary Market Area	IV.6
5.Dividends	IV.6
6.Liquidity of the Shares	IV.7
7.Marketing of the Issue	IV.8
A.The Public Market	IV.8
B.The New Issue Market	IV.12
C.The Acquisition Market	IV.16
D.Trading in Oneida Financial Stock	IV.16
8.Management	IV.17
9.Effect of Government Regulation and Regulatory Reform	IV.17
Summary of Adjustments	IV.17
Valuation Approaches	IV.18
1.Price-to-Earnings (“P/E”)	IV.20
2.Price-to-Book (“P/B”)	IV.22
3.Price-to-Assets (“P/A”)	IV.22
Comparison to Recent Offerings	IV.23
Valuation Conclusion	IV.24
Establishment of the Exchange Ratio	IV.25

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1
I. OVERVIEW AND FINANCIAL ANALYSIS
Introduction
          The Oneida Savings Bank (“Oneida Savings Bank” or the “Bank”), was originally organized in 1866 as a New York-chartered mutual savings bank. Over the years, the Bank has grown to a twelve office operation (i.e., the main office and eleven branches) serving Madison and Oneida Counties in central New York and surrounding counties. Most of the Bank’s deposit customers reside in Madison and Oneida Counties and surrounding counties. The city of Oneida is located between Syracuse and Utica in upstate New York. The Bank’s market area is characterized as rural, although the local economy is also affected by economic conditions in Syracuse and Utica.
          The Bank is a community bank engaged primarily in the business of accepting deposits from customers and municipalities through its branch network and using those deposits, together with funds generated from operations and borrowings to make one-to-four family residential and commercial real estate loans, commercial business loans, consumer loans and to invest in mortgage-backed and other securities. The Bank also sells insurance and other commercial services and products through its wholly-owned insurance agency subsidiary Bailey, Haskell & Associates, Inc., (“BHA”), provides employee benefit consulting services through its wholly-owned subsidiary Benefit Consulting Group, Inc. (“BCG”), and provides proactive medical services to help mitigate and prevent work related injuries through its wholly-owned subsidiary Workplace Health Solutions, Inc. (“WHS”).
          Oneida Financial Corp. (“Oneida Financial” or the “Company”) was organized in September 1998, for the purpose of acquiring all of the capital stock of the Bank upon completion of the Bank’s reorganization into a three tier mutual holding company. The top tier of the mutual holding company organization is Oneida Financial, MHC (the “MHC”). Pursuant to the mutual holding company reorganization and minority stock issuance, Oneida Financial issued 3,580,200 shares of common stock, 1,915,445 shares (53.5%) of which were issued to the MHC, 1,594,593 shares (44.5%) of which were sold to eligible depositors of the Bank, and 70,162 shares (2%) of which were issued to the Oneida Savings Charitable Foundation. Shares were issued at $10.00 per share. After expenses, net proceeds of the offering were $15.2 million. Subsequent to the offering, the Bank’s employee stock ownership plan (“ESOP”) acquired 133,180 shares in the secondary market.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2
          The most significant asset of the Company is its equity investment in the Bank. As of December 31, 2009, on a consolidated basis, the Company reported total assets of $590.5 million, deposits of $489.4 million and stockholders’ equity of $59.1 million, or 10.01% of assets. Approximately $2.6 million of stockholders’ equity was attributable to a minority (non-controlling) equity interest in a subsidiary and approximately $24.8 million of stockholders’ equity was comprised of goodwill and intangible assets. After adjusting for these items, the Company’s tangible stockholders’ equity held by common stockholders (designated as “-controlling interest” equity) equaled $31.7 million, or 5.38% of assets. The Company’s audited financial statements are included by reference as Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).
Plan of Conversion and Reorganization
          On February 9, 2010, Oneida Financial announced that the Boards of Directors of the MHC, the Company and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which Oneida Financial will convert from the three-tier mutual holding company structure to the full stock holding company structure and concurrently conduct a second-step conversion offering (“Second Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in a subscription, community and syndicated offering. Pursuant to the Plan of Conversion, Oneida Financial will be succeeded by a new Maryland chartered stock corporation carrying the same name. The newly formed Company will also issue exchange shares of its common stock to the public shareholders pursuant to an exchange ratio that will result in the same aggregate ownership percentage as immediately before the Offering.
Purpose of the Reorganization
          The Second Step Conversion will increase the Company’s capital level to support further expansion, improve the overall competitive position of Oneida Financial in the local market area, and enhance profitability. Importantly, the additional equity will provide a larger capital base for continued growth and diversification, as well as increase the lending capability including the funds available for lending. Future growth is expected to be generated through the current lending operations and branch network, including both retail and municipal deposits, through the subsidiary operations, and possibly through future de novo branching or acquisitions in the regional markets served. Additionally, the Company anticipates that growth opportunities will

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3
result from regional bank consolidation in the local market, particularly in the current economic and operating environment, and the resulting fallout of customers who are attracted to Oneida Financial’s customer service and products and services. The mutual holding company structure has limited the opportunity to acquire other institutions — so the Second Step Conversion should facilitate the Company’s ability to pursue such acquisitions through increased capital as well as the ability to use common stock as merger consideration. Further, the Second Step Conversion will increase the market capitalization of the Company, which is expected to improve the liquidity of the common stock.
          The projected use of stock proceeds is highlighted below.
•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, Company funds, net of a loan extended to the ESOP to purchase additional shares, are expected to be invested initially into high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	The Bank. The balance of the net offering proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities, general corporate purposes and/or expansion and diversification.
          The Company expects to continue to pursue a diversified growth strategy, leveraging its strengthened pro forma capital with growth achieved through its existing delivery channels. There are no significant changes in operating strategy, products or services contemplated on a post-conversion basis. In addition to a focus on leveraging capital to provide shareholder returns, Oneida Financial may also consider various capital management strategies to assist in the long-run objective of increasing return on equity.
Strategic Overview
          The Company’s market in Madison, Oneida and adjacent counties in central New York is outside of a large metropolitan area and possesses a relatively small population base with moderate income levels. Moreover, population, economic and income growth is limited in the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4
Company’s markets. In view of the limited growth characteristics and small size of many of its markets, Oneida Financial adopted a controlled growth strategy that seeks to combine internally generated growth with growth through acquisition. The Company’s ability to expand has been enhanced by its success as an acquirer. In this regard, since 2001, Oneida Financial has acquired two smaller financial institutions, three insurance brokerages and an employee benefits consulting and retirement plan administration firm. The Company expects to continue to seek growth through acquisition in the future consistent with the recent practice and the conversion to a full stock company coupled with the increase in capital may facilitate the Company’s efforts in this regard. At the same time, the characteristics of such transactions and the ability to consummate and successfully integrate future acquisitions of branches or financial institutions are also uncertain — reflecting not only the uncertainty of the identity of such targets, but the pro forma financial impact of such transactions. Accordingly, the growth capacity and ability to increase earnings through de novo branching and acquisition initiatives remains an unknown at this time.
          The Company’s traditional banking operations are primarily focused on meeting the borrowing, checking, savings and other financial needs of customers throughout the market area served by the Company’s retail branch network. In this regard, the Company’s lending emphasis has evolved to include traditional permanent residential products, commercial mortgage and commercial & industrial (“C&I”) loans and consumer loans consistent with a diversified lending strategy. The Company’s funding strategy has similarly evolved to include a growing base of retail deposits raised through the branch network and a rapidly growing municipal deposit portfolio generated through the subsidiary operations in State Bank of Chittenango. Deposit growth has been sufficiently strong to allow the Company to reduce its reliance on borrowings as a source of funds for operations. With the exception of securities losses incurred in 2008, the Company’s traditional banking operations have been generally successful at generating profitability over the previous five year period. As a result of these efforts, the Company has broadened its products and services and emphasized responsive customer service to local retail and commercial customers. These efforts have resulted in successful growth of the traditional banking segments of the Company’s operations.
          In addition to its traditional banking activities, Oneida Financial has diversified operationally into activities which it believes are synergistic with its core banking business and customer base. The diversification has primarily been the result of acquisitions completed over the last ten years. Additionally, such activities increase the Company’s non-interest fee income

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5
as well as its non-interest expense in comparison to financial institutions solely engaged in traditional banking activities (i.e., making loans and investing securities funded by deposits and borrowings). The non-traditional services which the Company offers primarily include the following:
1.	Insurance and Other Financial Services Activities. On October 2, 2000, the Company completed the acquisition of Bailey & Haskell Associates, Inc., an insurance agency subsidiary of the Bank located in central New York State. The Company subsequently acquired several brokerage agencies, notably Noyes and LaLonde, Inc., The Dunn Agency, Kennedy & Clarke, Inc., MacDonald/Yando Agency, Inc., and Parsons, Cote & Company, all of which were merged and resulted in the currently Bailey, Haskell & Associates operations. BHA has offices in Oneida, Cazenovia, Chittenango, New Hartford, Griffiss Office Park and Syracuse and is a full-service insurance and financial services firm with over 90 employees providing services to over 19,000 customers in New York state-wide and beyond. BHA offers personal and commercial property insurance, life insurance, pension plan services, mutual funds and annuity sales, and other products and services. BHA represents many insurance companies including, Travelers, CNA, Hartford, Progressive, Utica National, Chubb and many more. BHA is a stand-alone insurance operation that has been a key factor in the Company’s efforts to diversify its operations.

2.	Employee Benefit Consulting. On June 28, 2006, the Company completed the acquisition of Benefit Consulting Group L.L.C., an employee benefits consulting and retirement plan administration firm located in Syracuse, New York. The Company continues to operate BCG as a wholly owned subsidiary of the Bank. BCG currently serves more than 700 corporate and personal clients in New York state-wide and in surrounding states. BCG offers employee benefit related services which management believes are complementary to the financial services provided by the Bank. Such products and services include defined contribution and benefit plans, actuarial services, investment management, estate planning and human resource management services. BCG is a consulting company that complements the Company’s traditional product line, but also provides an independent and growing source of fee revenue as a stand-alone company.

3.	Risk Management Consulting. In the first quarter of 2008, the Bank changed the name of the MacDonald/Yando Agency Inc. subsidiary of the Bank to Workplace Health Solutions, Inc. WHS is designed to develop a series of proactive medical services to help mitigate and prevent work related injuries. The WHS subsidiary was designed to complement the products and services offered to local businesses by the Company’s other subsidiaries with an overall philosophy of innovative risk management services.

4.	Trust Activities. The Company provides trust and investment services, acts as executor or administrator of estates and as trustee or custodian for various types of trusts utilizing the trust powers of Oneida Savings Bank. Services include fiduciary services for trusts and estates, money management and custodial services. At December 31, 2009, the Bank maintained 553 trust/fiduciary accounts, with total assets of $116.8 million under management. Management is seeking to continue to build the number of trust account relationships and assets under management.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6
          The combination of traditional banking activities and operational diversification appears to provide additional stability to the core earnings of the Company. At the same time, the Company’s earnings base reflects the impact of the foregoing non-traditional banking activities as both non-interest income and non-interest expenses as a percent of average assets are well above the level reported by typical community bank. Importantly, while the components of the Company’s non-interest income and expenses are above the average for the typical community banking institution, the Company’s return on average assets falls within the range typically reported by financial institutions.
          The post-offering business plan of the Company is expected to continue to focus on a combination of traditional and non-traditional products and services, consistent with recent years of operations. Specifically, the Company will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail and municipal deposits, borrowings, equity capital and internal cash flows. Operations will continue to include the diversified sources of fee income and expense provided by the insurance, consulting, and risk-management subsidiaries with such operations becoming an increasing component of overall earnings. In addition, Oneida Financial will continue to seek to expand its alternative financial services and products, potentially through acquisition should the opportunity arise.
Balance Sheet Trends
          Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years through December 31, 2009. Since December 31, 2005, Oneida Financial’s assets increased at 7.83% compounded annual rate to equal $590.5 million as of December 31, 2009. Although the Company’s asset size has increased each year, there have been two significant drivers of growth. First, in fiscal 2007, the Company acquired Vernon Bank Corporation in neighboring Vernon, New York, and increased its balance sheet by approximately $80 million. Second, during fiscal 2009, the Company embarked on an aggressive deposit gathering effort that included active solicitation of core deposits in the retail branches and a systematic effort to attractive municipal deposits through its state bank subsidiary. These efforts increased the balance by approximately $50 million. The Company’s balance sheet composition has remained

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7
Table 1.1
Oneida Financial Corp.
Historical Balance Sheet Data

											12/31/05-
											12/31/09
	For the Fiscal Year Ended December 31,										Annual
	2005		2006		2007		2008		2009		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$436,761	100.00%	$442,937	100.00%	$522,315	100.00%	$540,130	100.00%	$590,506	100.00%	7.83%
Cash and cash equivalents	12,877	2.95%	18,710	4.22%	16,461	3.15%	13,294	2.46%	39,537	6.70%	32.37%
Trading securities	—	0.00%	—	0.00%	—	0.00%	5,941	1.10%	7,627	1.29%	nm
Mortgage backed securities (AFS)	29,097	6.66%	29,081	6.57%	46,583	8.92%	75,317	13.94%	50,522	8.56%	14.79%
Investment securities (AFS)	106,432	24.37%	85,717	19.35%	95,811	18.34%	60,446	11.19%	64,010	10.84%	-11.94%
Mortgage backed securities (HTM)	—	0.00%	—	0.00%	—	0.00%	—	0.00%	15,215	2.58%	nm
Investment securities (HTM)	—	0.00%	—	0.00%	—	0.00%	—	0.00%	32,477	5.50%	nm
Loans receivable, net	234,723	53.74%	245,860	55.51%	280,825	53.77%	301,752	55.87%	295,152	49.98%	5.89%
Goodwill and other intangible assets	14,364	3.29%	19,870	4.49%	25,434	4.87%	25,063	4.64%	24,813	4.20%	14.64%
FHLB Stock	3,858	0.88%	3,228	0.73%	3,404	0.65%	3,784	0.70%	2,665	0.45%	-8.83%
Bank-Owned Life Insurance	11,238	2.57%	11,676	2.64%	14,480	2.77%	15,020	2.78%	15,712	2.66%	8.74%
Deposits	301,186	68.96%	$313,270	70.73%	$400,129	76.61%	$425,698	78.81%	$489,365	82.87%	12.90%
Borrowings	77,270	17.69%	66,811	15.08%	56,558	10.83%	52,837	9.78%	31,000	5.25%	-20.41%
Total Stockholders’ Equity	$53,588	12.27%	$58,400	13.18%	$59,340	11.36%	$54,829	10.15%	$59,116	10.01%	2.48%
Tangible Stockholders’ Equity	$39,224	8.98%	$38,530	8.70%	$33,906	6.49%	$29,766	5.51%	$34,303	5.81%	-3.30%

Stockholders’ Equity-controlling interest	$53,588	12.27%	$58,400	13.18%	$59,340	11.36%	$52,269	9.68%	$56,557	9.58%	1.36%
Tangible Stockholders’ Equity — controlling interest	$39,224	8.98%	$38,530	8.70%	$33,906	6.49%	$27,206	5.04%	$31,744	5.38%	-5.15%

Loans/Deposits		77.93%		78.48%		70.18%		70.88%		60.31%

Full Service Banking Offices Open	8		8		12		12		12

(1)	Ratios are as a percent of ending assets.
Sources: Oneida Financial Corporation’s audited financial statements and prospectus and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8
relatively consistent in terms of the overall asset composition as the proportion of loans and investments and the composition of interest-earning assets have remained relatively stable over the last five fiscal years. At the same time, the deposit growth achieved by the Company has allowed Oneida Financial to reduce its reliance on borrowed funds since the end of fiscal 2005.
          The Company stockholders’ equity has increased at a modest 2.48% compound annual rate since the end of fiscal 2005. Growth has been limited by the net loss recorded in 2008 and the Company’s capital management strategies, which have included dividend payments and stock repurchases. The Company’s stockholders’ equity has diminished from 12.27% of assets at the end of fiscal 2005 to 10.01% as of the end of fiscal 2009. After adjusting for goodwill and intangible assets, the Company’s tangible stockholders’ equity has diminished more significantly over the corresponding timeframe, reducing from 8.98% of assets to 5.81% as a result of the Company’s acquisition activity. Going forward, the post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment and leveraging of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases. A summary of Oneida Financial’s key operating ratios for this period is presented in Exhibit I-2.
          Loans Receivable Net loans receivable totaled $295.2 million, or 49.98% of assets as of December 31, 2009. The balance of loans receivable has increased at a compound rate of 5.89% since 2005. A significant portion of the loan growth was realized as a result of the Vernon Bank Corporation acquisition in fiscal 2007. The relatively slow growth in the Company’s loan portfolio has resulted from conservative underwriting and the strategy of selling residential loans on a servicing-retained basis — both strategies which result in fewer loans being held on the balance sheet. Consistent with efforts to build a broad-based community banking franchise, the Company’s loan portfolio composition reflects a high level of diversification and includes both loans to retail consumers and businesses. The foregoing diversification efforts are reflected in the loan portfolio composition as residential mortgage and home equity loans together comprised approximately 48.2% of total loans while commercial real estate, construction and land and C&I loans comprised approximately 37.4% of total loans. The remaining portfolio, equal to 14.4% of total loans was comprised of consumer non-mortgage loans the majority of which are indirect auto loans. Loans are generated by in-house loan officers or are purchased as participations. The significant majority of loans are secured by collateral in Oneida, Madison and contiguous markets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9
          Cash, Investments and Mortgage-Backed Securities. The intent of the Company’s investment policy is to provide adequate liquidity, generate a favorable return on excess investable funds and support established credit and interest rate risk objectives. The balance sheet has historically included a significant concentration of cash, investments and mortgage-backed securities (“MBS”). As of December 31, 2009, in aggregate, cash and investments totaled $209.4 million, or 35.46% of total assets. As of December 31, 2009, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, MBS issued by Ginnie Mae, Fannie Mae, Freddie Mac and private issuers, U.S. government agency obligations and, to a more limited extent, securities issued by corporate and municipal entities, trust preferred securities issued by corporate entities and equity securities. Additionally, the Company maintained FHLB stock with a fair value of $2.7 million as of December 31, 2009.
          There have been several notable changes in the cash and investments portfolio over the last several years. First, during fiscal 2008, the Company classified a portion of the portfolio as trading securities and, as a result, changes in the market value of these securities are reflected as gains and losses on the income statements. As of December 31, 2009, the balance of trading securities was $7.6 million and the change in value of this portfolio resulted in pre-tax income of $1.7 million in fiscal 2009. And second, as of December 31, 2009, the Company began classifying a portion of the investment portfolio has held-to-maturity (“HTM”). These securities are generally used to secure the municipal deposits raised through the state bank subsidiary and are thus not eligible for sale. As of December 31, 2009, Oneida Financial had classified MBS and investment securities with a net book value of $47.7 million as HTM and had MBS and investment securities classified available for sale (“AFS”) with a market value totaled $114.5 million (see Exhibit I-3 for the investment portfolio composition). The Company continually evaluates the securities for OTTI and, in fiscal years 2008 and 2009 determined that the value of its investment in Freddie Mac preferred stock and some corporate debt securities as well as a portion of its trust preferred securities portfolio was permanently impaired.
          No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term, except that the level of cash and investments is anticipated to increase initially following the Second Step Conversion. Over the longer term, it is the Company’s intent to leverage the proceeds with loans to a greater extent than investment securities. However, wholesale leveraging of the expanded capital base by

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10
utilizing investment securities including MBS will remain a key aspect of the Company’s operations
          Goodwill and Intangible Assets. Oneida Financial maintained goodwill and other acquisition-related intangibles totaling $24.8 million, or 4.20% of assets at December 31, 2009. These intangible assets were created as a result of the Company’s acquisition activity. Intangibles related to subsidiary operations BHA and BCG totaled $10.3 million and $3.3 million, respectively, with the remainder attributable to bank related acquisitions. Goodwill is tested for impairment at least annually. Impairment testing is performed separately for the BHA, BCG and bank-related goodwill. The most recent impairment test was performed at December 31, 2009 indicating no impairment for any entity.
          Bank Owned Life Insurance. As of December 31, 2009, the balance of bank owned life insurance (“BOLI”) totaled $15.7 million, which reflects 8.74% annualized growth since the end of fiscal 2005 primarily owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.
          Funding Structure. Since fiscal 2005, deposits have increased at a 12.90% compounded annual rate with internally generated organic growth being supplemented by the acquisition of Vernon Bank Corporation in fiscal 2007. The Company maintains a relatively large base of savings and transaction accounts (“core” deposits), equal to 67.9% of total deposits as of December 31, 2009 which is relatively consistent with the proportion of deposits over the last five fiscal years. Although prospects for significant growth in retail deposits is limited by the market area, the Company has successfully increased its deposit base through cross-selling, aggressive promotion of its checking products and aggressive pursuit of municipal deposits through its commercial banking subsidiary. Borrowings have been utilized historically and, since fiscal 2005, have primarily consisted of FHLB advances. Advances have been used as the Company sought to avail itself to favorably priced long term funds. The Company expects to continue to utilize borrowings when such funds are priced attractively relative to deposits, to lengthen the duration of liabilities, to enhance earnings when attractive revenue enhancement opportunities arise, and to generate additional liquid funds, if required. As a result

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11
of strong deposit growth, the Company’s reliance on borrowed funds has been reduced over the last several years. As of December 31, 2009, borrowed funds consisted solely of FHLB advances and totaled $31.0 million, equal to 5.25% of assets.
          Equity. Since the end of fiscal 2005, the Company’s total stockholders’ equity reflects nominal change as the net loss in fiscal 2008 and implementation of various capital management strategies, including the payment of shareholder dividends and share repurchases, has offset retained earnings. As a result, the Company’s stockholders’ equity was $59.1 million at December 31, 2009, reflecting a 2.48% compounded annual rate of growth since the end of fiscal 2005. The Company’s total stockholders’ equity includes a $2.6 million minority interest issued in conjunction with one of its subsidiaries. After adjusting for this balance, stockholders’ equity-controlling interest totaled $56.6 million at December 31, 2009 and the compound growth rate for this item was 1.36% since 2005. The Bank maintained surpluses relative to its regulatory capital requirements at December 31, 2009 and thus qualified as a “well capitalized” institution. The offering proceeds will serve to further strengthen the Bank’s regulatory capital position and support further growth. As discussed previously, the post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.
Income and Expense Trends
          Table 1.2 shows the Company’s historical income statements for the past five fiscal periods through December 31, 2009. The Company reported positive earnings in four of the last five fiscal years with the loss reported in fiscal 2008 attributable to a to a reduction in fair value of $7.7 million that was recognized in connection with the adoption of SFAS No. 59 for certain preferred and common equity securities including Freddie Mac preferred securities. In addition to this non-cash charge, the Company also recorded an OTTI impairment charge on a Lehman Brothers medium term note, which resulted in a total writeoff of the value of the investment. For the year ended December 31, 2009, the Company reported net income of $4.1 million, equal to 0.73% of average assets.
          Adjusting for one-time income and expense entries, the Company’s core earnings have being positive over the last five fiscal years ranging from a low of $3.3 million in fiscal 2007 to a

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12
Table 1.2
Oneida Financial Corp.
Historical Income Statements

	For the Fiscal Year Ended December 31,
	2005		2006		2007		2008		2009
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$21,011	4.87%	$22,261	5.09%	$25,673	5.32%	$26,734	5.03%	$25,001	4.44%
Interest expense	(7,687)	-1.78%	(9,446)	-2.16%	(12,028)	-2.49%	(11,081)	-2.09%	(7,574)	-1.34%

Net interest income	$13,325	3.09%	$12,814	2.93%	$13,645	2.83%	$15,653	2.95%	$17,427	3.09%
Provision for loan losses	(360)	-0.08%	(280)	-0.06%	0	0.00%	(525)	-0.10%	(760)	-0.13%

Net interest income after provisions	$12,965	3.01%	$12,534	2.87%	$13,645	2.83%	$15,128	2.85%	$16,667	2.96%

Non-interest operating income by segment
Banking	$3,193	0.74%	$3,748	0.86%	$3,946	0.82%	$4,378	0.82%	$5,048	0.90%
Trust Revenue	261	0.06%	261	0.06%	371	0.08%	322	0.06%	218	0.04%
Insurance	8,163	1.89%	9,597	2.19%	9,925	2.06%	8,483	1.60%	9,694	1.72%
Risk management	0	0.00%	0	0.00%	0	0.00%	120	0.02%	491	0.09%
Consulting	0	0.00%	3,064	0.70%	3,596	0.75%	5,016	0.94%	5,433	0.96%

Total non-interest income	11,617	2.69%	16,670	3.81%	17,838	3.70%	18,319	3.45%	20,884	3.71%
Operating expense	(19,610)	-4.55%	(23,789)	-5.44%	(26,964)	-5.59%	(28,712)	-5.40%	(32,445)	-5.76%

Net operating income	$4,972	1.15%	$5,415	1.24%	$4,519	0.94%	$4,734	0.89%	$5,106	0.91%

Non-Operating Income
Gain(loss) on sale of loans	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Gain(loss) on sale of investment securities	275	0.06%	308	0.07%	353	0.07%	63	0.01%	788	0.14%
Net impairment losses on securities	0	0.00%	0	0.00%	0	0.00%	(1,022)	-0.19%	(2,295)	-0.41%
Changes in fair value of trading securities	0	0.00%	0	0.00%	0	0.00%	(7,675)	-1.44%	$1,725	0.31%

Net non-operating income	$275	0.06%	$308	0.07%	$353	0.07%	$(8,634)	-1.63%	$218	0.04%
Net income before tax	$5,247	1.22%	$5,723	1.31%	$4,872	1.01%	$(3,900)	-0.73%	$5,324	0.94%
Income tax provision	(1,390)	-0.32%	(1,526)	-0.35%	(1,368)	-0.28%	2,223	0.42%	(1,211)	-0.21%

Net income (loss)	$3,857	0.89%	$4,197	0.96%	$3,504	0.73%	$(1,677)	-0.32%	$4,113	0.73%

Adjusted Earnings
Net income	$3,857	0.88%	$4,197	0.96%	$3,504	0.73%	$(1,677)	-0.32%	$4,113	0.73%
Add(Deduct): Net gain/(loss) on sale	(275)	-0.06%	(308)	-0.07%	(353)	-0.07%	8,634	1.63%	(218)	-0.04%
Tax effect (2)	106	0.02%	119	0.03%	137	0.03%	(3,340)	-0.63%	84	0.01%

Adjusted earnings	$3,689	0.84%	$4,009	0.92%	$3,288	0.68%	$3,616	0.68%	$3,979	0.71%

Expense Coverage Ratio (3)	68.0%		53.9%		50.6%		54.5%		53.7%
Efficiency Ratio (4)	78.6%		80.7%		85.6%		84.5%		84.7%
Average Tax Rate	26.5%		26.7%		28.1%		57.0%		22.7%

(1)	Ratios are as a percent of average assets.

(2)	Assumes a 38.69% effective tax rate.

(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).
Sources: Oneida Financial Corporation’s audited financial statements and prospectus and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13
high of $4.0 million, equal to 0.92% of average assets in fiscal 2006. For the year ended December 31, 2009, the Company reported core earnings of $4.0 million, equal to 0.71% of average assets. Factors impacting Oneida Financial’s core earnings in recent periods include the growth of the net interest margin and increases in subsidiary revenues. At the same time, loan loss provisions have been increasing as Oneida Financial’s asset quality has deteriorated modestly in the recessionary economic environment.
          Net Interest Income. Net interest income has grown over the period reflected in Table 1.2 primarily due to balance sheet growth. Specifically, net interest income increased from $13.3 million in fiscal 2005 to $17.4 million in fiscal 2009. The ratio of net interest income to average assets has remained relatively stable, fluctuated over the corresponding time frame from a peak level of 3.09% of average assets in 2005 to a low of 2.83% of average assets in fiscal 2007. For the year ended December 31, 2009, net interest income returned to a level of 3.09% of average assets. The recent increase in net interest income has been supported by widening yield-cost spreads. Specifically, the Company’s interest rate spread has increased from 3.02% in fiscal 2007 to 3.55% in fiscal 2009 (see Exhibit I-4). The initial reinvestment of the offering proceeds should increase net interest income as the funds are reinvested, with longer-term earnings benefits realized through leveraging of the proceeds. At the same, while the initial reinvestment of the offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress asset yields and the net interest income ratio while the deposit growth targets may likely continue to place upward pressure on the Company’s funding costs.
          Loan Loss Provisions. Over the five years ending December 31, 2009, loan loss provisions have had a limited but consistent impact on earnings, ranging from a low of -0- provisions in fiscal 2007 to a high of $0.8 million, equal to 0.13% of average assets, for fiscal 2009. The level of provisions has been comparatively modest over this timeframe as Oneida Financial’s non-performing assets (“NPAs”) and classified assets have been maintained at favorably low levels consistent with the long term historical trend. The recent increase in the level of provisions is primarily the result of a modest increase in NPAs which are the result of the recessionary economic environment. At December 31, 2009, the Company maintained valuation allowances of $2.9 million, equal to 0.98% of total loans and 526% of non-performing loans. Exhibit I-5 sets forth the Company’s loan loss allowance activity during the review period. Going forward, the Company will continue to evaluate the adequacy of the level of general

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14
valuation allowances on a regular basis, and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.
          Non-Interest Income. The impact of the Company’s efforts to diversify outside of traditional banking products and services is reflected in Table 1.2. For illustrative purposes, the table presents non-interest revenues by business segments including banking, trust, insurance, risk-management and consulting. With the exception of trust revenue, which has been relatively stable, non-interest income has increased consistent from all business segments. Banking revenue includes normal banking fees and charges and BOLI income and was $5.1 million, equal to 0.90% of average assets for fiscal 2009. Non-interest income from insurance operations is derived from the sale of insurance and other financial services products through BHA, which equaled $9.7 million or 1.72% of average assets in fiscal 2009. Non-interest income from risk-management is generated by WHS equal to $0.5 million or 0.09% of average assets for fiscal 2009. WHS was essentially a start up in 2008 that is projected to generate increasing amounts of net interest income in future periods. Non-interest income from consulting operations totaled $5.4 million, equal to 0.96% of average assets in fiscal 2009, and was comprised of consulting revenues generated through the operations of BCG. Overall, total non-interest income reported by Oneida Financial has increased from $11.6 million, equal to 2.69% of average assets reported in fiscal 2005 to $20.9 million equal to 3.71% of average assets reported in fiscal 2009. As noted earlier, while the Company generates a high level of non-interest income through its non-banking activities, the benefit of such revenues is largely offset by higher expense levels.
          Operating Expenses. The Company’s operating expenses reflect the impact of the revenue and product diversification strategies noted above. In this regard, while the Company has been successful in increasing sources of non-interest revenue, the Company’s operating expenses are also relatively high in comparison to peer institutions, and revenue growth in recent periods has largely been offset by increasing operating expenses. The impact of the foregoing characteristics of Oneida Financial’s operating expenses is revealed in the data set forth in Table 1.2. Since the fiscal year ended December 31, 2005, annual operating expenses have increased from $19.6 million, equal to 4.55% of average assets, to $32.4 million in fiscal 2009, equal to 5.76% of average assets. These ratios are significantly higher than comparable ratios for non-diversified banking entities. Operating expenses are expected to increase on a post-offering basis as a result of the expense of the additional stock-related benefit plans. At the same time, Oneida Financial will seek to offset anticipated growth in expenses from a

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15
profitability standpoint through continued balance sheet growth and by reinvestment of the offering proceeds into investment securities over the near term following the Second Step Conversion and into loans over the longer term.
          Non-Operating Income/Expense. Non-operating income and expenses have typical had a limited impact on the Company’s earnings historically, and have primarily consisted of gains on the sale of investments. However, in fiscal 2008, non-operating income and expenses impacted the Company’s operations to a greater degree than the recent historical average. Specifically, the net loss reported by Oneida Financial in fiscal 2008 was attributable to a to a reduction in fair value of $7.7 million that was recognized in connection with the adoption of SFAS No. 59 for certain preferred and common equity securities including Freddie Mac preferred securities. In addition, the Company also recorded an OTTI impairment charge on a Lehman Brothers medium term note, which resulted in a total writeoff of the value of the investment. As a result, Oneida Financial reported net non-operating expense equal to $8.6 million in fiscal 2008, in comparison to net non-operating income in the general range of $0.3 million annually in the fiscal 2005 to fiscal 2007 period. In fiscal 2009, the Company reported net non-operating income equal to $0.2 million, reflecting the net impact of gains on the sale of investment securities totaling $0.8 million, a non-cash OTTI impairment expense of $2.3 million trust preferred securities, and a $1.7 million non-cash gain on the value of equity securities held in a trading account. In this regard, Oneida Financial Corp. has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such, the change in fair value of these securities is reflected as a non-cash adjustment through the income statement from one reporting period to the next.
          Taxes. The Company’s average tax rate has fluctuated over the last five fiscal periods, but has generally been in the range of 23% to 28% over the last five years, with the exception of fiscal 2008 which was impacted by non-cash losses on investments (both impairment charges and reductions in the fair value of securities held in a trading portfolio). The relatively low average tax rate in comparison to the estimated marginal tax rate in the range of 38.61% reflects the investment in tax-advantaged investments including municipal bonds and BOLI. Additionally, the Company has established a wholly-owned real estate investment trust (“REIT”) subsidiary for the purpose of holding mortgages and MBS with the objective of minimizing the Company’s state tax liability.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16
          Efficiency Ratio. The Company’s efficiency ratio has remained relatively stable over the last three years. The benefits derived from increases in net interest income and non-interest income have been largely offset by increasing levels of non-interest expense. For the year ended December 31, 2009, the Company’s efficiency ratio was 84.7%. On a post-offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering. However, a portion of the benefit is expected to be offset by the increased expense of the stock benefit plans.
Interest Rate Risk Management
          The limiting of all perceived risk factors, including interest rate risk, is a priority of Oneida Financial’s management. The Company pursues a number of strategies to manage interest rate risk. In this regard, Oneida Financial has sought to reduce the reliance on its net interest margin by expanding non-interest sources of revenue including revenue from insurance and the sale of other financial services and products as well as employee benefits consulting and risk management consulting and advisory services. Such activities are impacted only modestly or not at all by changing interest rates, thereby serving to insulate the Company’s earnings from interest rate volatility to a greater extent than financial institutions relying more heavily on the net interest margin for overall earnings. With respect to limiting the repricing mismatch between interest rate sensitive assets and liabilities, the Company manages interest rate risk from the asset side of the balance sheet by: (1) emphasizing the origination and retention of residential adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (2) selling substantially all newly originated longer-term fixed-rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; and (3) managing the Company’s investment activities in a prudent manner in the context of overall balance sheet asset/liability management. On the liability side of the balance sheet, management of interest rate risk is supported by the Company’s efforts to build a concentration of deposits in lower cost savings and transactions, particularly non-interest bearing demand deposits (transaction and savings accounts comprised 67.9% of total deposits at December 31, 2009). Additionally, in various interest rate environments, the Company will seek to lengthen the maturity of liabilities by attracting longer term CDs or term borrowings. The effort to build fee generating transaction accounts, as well as diversification of operations into business segments that produce non-

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17
interest revenues as described above also facilitates management of the Company’s interest rate risk.
          Oneida Savings Bank’s interest rate sensitivity is monitored by management through the use of a net income model and a net portfolio value (“NPV”) model which generates estimates of the change in the Bank’s net income and NPV over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets and liabilities. The interest rate risk analyses reflect a slight liability sensitive position for the Bank but relatively low interest rate risk. The net income simulation reflects that net interest income would diminish by 0.84% pursuant to a 100 basis points increase in interest rates and by 2.14% pursuant to a 200 basis point increase in interest rates. Likewise, based on balance sheet data as December 31, 2009, a 100 and 200 basis point upward shift in interest rates would both result in a reduction in the Bank’ NPV by $3.6 million or 6.19% and $10.0 million or 17.11%, respectively (see Exhibit I-6). Overall, the data suggests that the Company’s earnings would be moderately adversely impacted by increasing interest rates. The infusion of stock proceeds will serve to advance the Company’s interest rate risk management objectives, as most of the net proceeds will be redeployed into interest-earning assets, targeted to include a mix of whole loans and investment securities. The increase in the Company’s capital from the proceeds of the Second Step Conversion will also lessen the proportion of interest rate sensitive liabilities that fund assets.
Lending Activities and Strategy
          The Company’s lending strategy reflects historical strengths in the areas of mortgage and commercial lending and the ability to capitalize on Oneida Financial’s strong reputation in the Company’s markets in central New York. Over the past several years, the Company has pursued lending in two primary areas: (1) lending to consumers including both first mortgage and home equity lending as well as auto and other consumer non-mortgage lending; and (2) business lending including commercial and multi-family mortgage loans as well as C&I loans. The success of this is strategy is clearly evidenced in the Company’s loan portfolio composition, as noted earlier. Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-7 and I-8.
          Notwithstanding the recent emphasis on business lending, residential mortgage loans including loans secured by both first and second lien interests continued to comprise the largest component of the loan portfolio. As of December 31, 2009, permanent first mortgage loans

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18
secured by 1-4 family properties totaled $101.1 million, or 33.8% of total loans and home equity lines of credit and term home equity loans totaled an additional $43.0 million or 14.4% of total loans. Together, residential mortgage loans, home equity and line of credit loans comprised 48.2% of total loans. The Company’s business lending activities have resulted in mortgages secured by multi-family and commercial properties totaling $68.1 million, equal to 22.8% of loans, C&I loans totaling $38.8 million, or 13.0% of total loans, and construction and land loans totaling $4.7 million or 1.6% of total loans at December 31, 2009. Consumer loans, excluding home equity loans, were comprised primarily of indirect auto, mobile home and various other forms of secured and unsecured consumer installment debt, and totaled $43.0 million, equal to 14.4% of total loans as of December 31, 2009.
          In the future, the Company will seek continued loan diversification consistent with community bank operations, including efforts to originate and service small business lending and deposit relationships. The future lending emphasis will be on building the portfolio of commercial real estate mortgage loans and C&I loans. Residential mortgage lending, including home equity lending, will remain an important component of the Company’s lending emphasis while management expects that consumer lending will remain a limited component of lending overall outside of home equity lending. In this regard, management will remain watchful of competitive and economic conditions and will continue to build its commercial lending orientation. It is management’s belief that the continued growth in the commercial and consumer lending areas will enhance the Company’s profitability and consistency of earnings.
          One-to-four family. As of December 31, 2009, one-to-four family mortgage loans equaled $101.1 million, or 33.8% of total loans, the majority of which were adjustable rate mortgages (“ARMs”). Residential ARMs approximated $68.0 million as of December 31, 2009 and residential fixed rate loans approximated $33.1 million. Although the Company originates both fixed rate and adjustable rate 1-4 family loans, market demand recently has been dominated by fixed rate loans. The Company originates fixed rate one-to-four family loans with terms of up to 30 years and, consistent with interest rate risk objectives, sold almost all fixed rate originations on a servicing retained basis during fiscal 2009. The majority of the one-to-four family residential mortgage loans conform to standards set by either Freddie Mac or Fannie Mae. The Company originates one-to-four family loans up to a loan-to-value (“LTV”) ratio of 97% with private mortgage insurance (“PMI”) being required for loans in excess of a 80% LTV ratio. The majority of one-to-four family mortgage loans have been originated by the Company and are secured by residences in the local market.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.19
          Home equity loans. The Company’s home equity loans including fixed rate amortizing term loans (“HELs”) as well as variable rate lines of credit (“HELOCs”). Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family permanent mortgage lending. Home equity loans approximated $43.0 million as of December 31, 2009. When combined with the first mortgage loan, the Company will make home equity loans up to an 90% LTV and the Company does not make home equity loans with balances in excess of $1 million without the approval of the Board of Directors.
          Commercial real estate loans. Commercial real estate and multi-family lending has been an area of portfolio diversification for the Company. Such loans are typically secured by properties in Oneida, Madison and surrounding counties and are generally originated by the Company or, in certain circumstances, purchased as participations from other regional institutions. As of December 31, 2009, multi-family and commercial real estate loans equaled $8.9 million (3.0% of loans) and $59.2 million (19.8% of loans), respectively. Commercial real estate loans are typically offered with adjustable rates which are subject to repricing after five years with rates that adjust relative to a U.S. Treasury based index. Such loans typically possess terms ranging up to 20 years, LTV ratios of up to 80% (70% for non-owner occupied loans), and target a debt-coverage ratio of at least 1.1 times. Commercial real estate loans are secured by office buildings, mixed-use properties, religious facilities and other types of properties with a commercial purpose. Most income producing property loans originated by the Company are for the purpose of financing existing structures rather than new construction. Personal guarantees are routinely obtained from all commercial real estate borrowers.
          Construction and land loans. The Company is not an active construction and land lender. At December 31, 2009, construction and land loans totaled $4.7 million, equal to 1.6% of total loans, and including one $4.0 million commercial construction loan and several one-to-four family construction loans. Residential construction loans are offered as construction-permanent loans with interest-only payments during construction. Commercial construction and land loans are also made on a construction-permanent basis wherever possible, and they can include an interest-only period initially.
          Non-Mortgage Lending. The Company’s has actively sought to build commercial account relationships and C&I loans are an important aspect of the Company’s efforts to expand commercial loans (and deposits). As of December 31, 2009, C&I loans totaled $38.8 million, or

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.20
13.0% of total loans. The Company offers C&I loans to sole proprietorships, professional partnerships and various other small to middle market businesses. Such loans may be either secured or unsecured to customers in the local market area, typically for the purpose of financing equipment, acquisition, expansion, working capital and other general business purposes. Commercial business loans are originated with terms of up to seven years, at fixed rates of interest except for lines of credit which have variable rates of interest. In general, commercial credit decisions are based upon a comprehensive credit assessment of the borrower, including the applicant’s ability to repay in accordance with the proposed terms, and the applicant’s perceived character and capacity to manage their business. Personal guarantees of the principals are generally required. In addition to an evaluation of the loan applicant’s financial statements, a determination is made of the probable adequacy of the primary and secondary sources of repayment to be relied upon in the transaction. Credit agency reports and other references are checked to assess the applicant’s credit history. The collateral supporting a secured transaction also is analyzed to determine its marketability in the event of foreclosure.
          Consumer loans (exclusive of home equity mortgage loans which were previously discussed) are generally offered to provide a broad line of loan products to customers and typically consist of automobile loans, mobile home loans, secured personal loans (secured by bonds, equity securities or other readily marketable collateral), and other consumer loans (consisting of passbook loans, unsecured home improvement loans and recreational vehicle loans). As of December 31, 2009, consumer loans excluding home equity loans totaled $43.0 million, equal to 14.4% of total loans. Consumer loans are originated with terms to maturity of three to seven years. The Company has sought to increase its level of consumer loans primarily through increased automobile lending. The Company participates in a number of indirect automobile lending programs with local automobile dealerships. All indirect automobile loans must satisfy the Company’s underwriting criteria for automobile loans originated directly by the Company to the borrower and must be approved by one of the Company’s lending officers. At December 31, 2009, loans secured by automobiles totaled $39.1 million, of which $31.1 million were originated through the Company’s indirect automobile lending program. The Company has also sought to increase its level of automobile loans directly to borrowers by increasing its marketing efforts with existing customers. Automobile loans generally do not have terms exceeding five years. The Company does not provide financing for leased automobiles.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.21
          Loan Originations, Purchases and Sales. Reflecting the broad diversification in the loan portfolio, loan originations by loan type reflects the portfolio mix of the Company with real estate secured mortgage loans comprising the most significant component of loan originations (see Exhibit I-9 for detailed loan origination purchase and sales information). For fiscal 2009, total loan originations were $136.5 million, the majority of which were fixed rate one-to-four family and commercial real estate loans. The majority of the Company’s loan volume is internally originated through 3 commissioned residential loan officers and 8 business banking officers or through indirect loan origination relationships in the case of auto loans. The Company did not purchase any loans in fiscal 2009 and, on a historical basis, the last loan purchases were in 2007 totaling $29.5 million. Loan sales have generally consisted of the sale of fixed rate loans into the secondary market and totaled $57.3 million in fiscal 2009, which is significantly higher than the level reported in the two prior years.
Asset Quality
          The Company’s asset quality has historically been strong and the level of NPAs has been modest, generally well below a level of 0.10% of assets. However, the Company has recently realized a modest increase in the level of NPAs, primarily related to the recessionary economic environment which has resulted in several trust preferred securities being classified as non-accruing assets. The level of non-performing loans has been relatively stable and continues to reflect low credit risk in the loan portfolio. As reflected in Exhibit I-10, the total NPA balance (i.e., non-accruing loans and securities, loans 90 days or more past due and REO) as of December 31, 2009, was $2.4 million, equal to 0.41% of assets, consisting of non-accruing investment securities and non-accruing loans. The ratio of allowances to total loans equaled 0.98% while reserve coverage in relation to NPAs equaled 118.5% (see Exhibit I-5). The Company’s management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions.
Funding Composition and Strategy
          Deposits have consistently accounted for the largest portion of the Company’s interest-bearing liabilities and, at December 31, 2009, deposits equaled 82.87% of assets. Exhibit I-11

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.22
sets forth the Company’s deposit composition for the past three fiscal years and Exhibit I-12 provides the interest rate and maturity composition of the CD portfolio at December 31, 2009. Transaction and savings deposits account for the largest portion of the Company’s deposit base and equaled $332.5 million, or 67.9% of total deposits at December 31, 2009. The concentration of transaction and savings account deposits comprising total deposits has increased over the past three fiscal years, reflecting aggressive marketing of the Company’s “high performance” checking product, increases in municipal deposits, and in part, customer reluctance to lock in longer term funds in the low rate market prevailing in recent periods. Additionally, the Company has been focused on marketing transaction accounts, particularly to commercial customers, which has also been a factor in the changing deposit composition. In this regard, management believes that its ability to offer alternative products and services through its insurance and consulting practices enhances its ability to attract and maintain customer relationships. Time deposits comprise the balance of the Company’s deposit composition, with the current composition of time deposits reflecting a higher concentration of short-term deposits (maturities of one year or less). As of December 31, 2009, time deposits equaled $156.9 million, or 32.1% of total deposits. Approximately 79% of the time deposits were scheduled to mature in one year or less. Jumbo CDs (balances of $100,000 or more) equaled $56.7 million, or 36% of total CDs.
          Borrowings have been utilized primarily as a supplemental funding source to fund lending activity and liquidity. As of December 31, 2009, the Company’s borrowings totaled $31.0 million, equal to 5.25% of total assets, consisting of solely of FHLB advances. In this regard, $19.0 million of the FHLB advances were short-term advances (i.e., maturities of less than one year while the remaining balance of $12.0 million were longer term fixed rate advances with maturities extending out five years. Borrowed funds have been employed both as a liquidity management tool to bolster funds when deposits fall short of the Company’s requirements and as an interest rate risk management tool. Exhibit I-13 provides detail of the Company’s use of borrowed funds as of December 31, 2009.
Subsidiaries
          The Company’s sole direct subsidiary is the Bank. The Bank has five wholly-owned subsidiaries — Oneida Preferred Funding Corp., The State Bank of Chittenango, and the previously discussed operating subsidiaries BHA, BCG and WHS. Oneida Preferred Funding Corp. is the Company’s REIT subsidiary that holds loans and securities in conjunction with

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.23
various tax strategies of the Company. The $2.6 million minority investment reported on the Company’s financial statements reflects preferred equity issued by the REIT. The Company may retire these securities when they become redeemable. The State Bank of Chittenango is the Company’s state commercial bank charter that facilitates gathering municipal deposits (savings banks such as Oneida Savings Bank are precluded from this activity). As of the date of the appraisal, there were no plans for additional subsidiaries.
Legal Proceedings
          Much of the Bank’ market area is included in the 250,000-acre land claim of the Oneida Indian Nation (“Oneidas”). The land claim area is held primarily by private persons. Over 16 years ago, the United States Supreme Court ruled in favor of the Oneidas in a lawsuit which management believes was intended to encourage the State of New York to negotiate an equitable settlement in a land dispute that has existed for 200 years.
          In June 1998, the United States Justice Department intervened in the action on behalf of the Oneidas against Madison County and Oneida County in New York State. In September 1998, a United States District Court removed a stay of litigation, having been in place since the late 1980’s pending settlement negotiations. In December 1998, both the Oneidas and the United States Justice Department filed motions to amend the long outstanding claim against the State of New York. The motions attempt to include in the claim, various named and 20,000 unnamed additional defendants, who own real property in parts of Madison and Oneida Counties, thereby including the additional defendants in the original suit. The U.S. District Court granted the motions to add as a defendant the State of New York, but denied the motions to add the private landowners. Neither Oneida Savings Bank nor Oneida Financial Corp. is a named defendant in the motion. The Court further rejected as not being viable the remedies of ejectment and/or of monetary damages against private landowners. In January 2001, amended complaints were served by the Oneidas and the United States, which seek to eject the Counties of Madison and Oneida from lands owned by the counties, and the Oneidas also seek a declaration that they have the right to possess all land within the land claim area. In June 2001, the Court determined that certain land purchased by the Oneidas in 1997 and 1998 are exempt from real estate taxes, accepting the Oneidas argument that the acquired parcels lie within the boundaries of the “reservation” established in 1794 by the Federal Government. The State of New York, Counties of Madison and Oneida and the City of Sherrill have appealed the Courts decision with a court date set for March 2002. In February 2002, a joint statement was issued

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.24
by the Oneidas, State of New York and the Counties of Madison and Oneida, indicating that the framework for a settlement had been agreed upon, subject to the approval by the State legislature and the Federal Government. The Oneidas of Wisconsin and the Stockbridge-Munsee Bank of Mohican Indians have commenced separate actions in the United States District Court for the Northern District of New York to dispute and interrupt any settlement pending. In July 2003, the United States Court of Appeals affirmed the decision of the lower court against the City of Sherrill but appeals continue relative to the decision against the Counties of Madison and Oneida. In January 2005 the United States Supreme Court heard the appeal brought forward by the City of Sherrill against the Oneidas arguing that the acquisition of real property by the Oneidas within the land claim area does not return the property to sovereign status. Therefore, the City of Sherrill contends that the property is subject to the payment of real property taxes or reverts to the ownership of the taxing authority if assessed property taxes are not paid. The United States Supreme Court ruled in favor of the City of Sherrill in June 2005. The Oneida Indian Nation is attempting to put all land acquired to date in a federal land trust. All parties involved continue to pursue all legal options available.
          To date neither the original claim nor the motion to amend has had an adverse impact on the local economy or real property values. In addition, title insurance companies continue to underwrite policies in the land claim area with no change in premiums or underwriting standards. Oneida Savings Bank requires title insurance on all residential real estate loans, excluding home equity loans. Both the State of New York and the Oneidas have indicated in their respective communications that individual landowners will not be adversely affected by the ongoing litigation. The Company continues to monitor the situation.
          Other than the Oneidas matter discussed above and routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

RP® Financial, LC.	MARKET AREA ANALYSIS II.1
II. MARKET AREA ANALYSIS
Introduction
          Established in 1866, the Oneida Savings Bank has always been operated pursuant to a strategy of strong community service, and its dedication to being a community-oriented financial institution has supported customer loyalty and balance sheet growth over its history. The Company is headquartered in Oneida, New York, and serves central New York through a total of twelve full service branches. A total of seven offices are located in Madison County, four branches in Oneida County, and a single branch location in Onondaga County. The Company’s markets are in west central New York in a region which is referred to as the “Mohawk Valley Region”. Generally, the Company serves the smaller to mid-sized communities outside of central Syracuse and Utica, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and thus, Oneida Financial seeks to fill less competitive niches and/or provide a higher level of customized services in order to be successful against the many larger competitors.
          Strategically centered between the developed areas of Syracuse and Albany, the Mohawk Valley region of central New York offers a unique infrastructure for conducting business. The region offers world class higher education facilities, a diversified economy, excellent business development opportunity, and a high quality of life. The economic strength of the region hinges on the success of several different industry clusters including aviation, logistics, metals manufacturing, financial services, Information technology, and nanotechnology. The region has many historical ties to Native Americans that are still evident today in the local economy. Oneida Nation Enterprises, owned and operated by the Oneida Indian Nation, employs over 4,000 residents at one of many gas stations, casinos, resorts, car care centers, or lodges owned by Oneida Nation. Other top employers in the area include the Mohawk Valley Network, a Wal-Mart Distribution center, and Oneida Limited. In the Mohawk Valley region, unemployment rates have remained lower than the state and national averages as the local economy never experienced the frenzied growth in the 2003 to 2007 period, but has not “busted” to the same extent as many “bubble” markets.
          The Company’s operations have historically been focused in Madison and Oneida Counties located in central New York. Both of these traditional markets for the Company have

RP® Financial, LC.	MARKET AREA ANALYSIS II.2
relatively modest population bases with limited growth (or shrinking in the case of Oneida County). Partially in response to the limited growth trends and their impact on the competitive banking environment, Oneida Financial has acquired its subsidiary operations which engage in business lines outside of traditional banking. Specifically, the Company sells insurance and other commercial services and products through BHL, provides employee benefit consulting services through BCG, and provides proactive medical services to help mitigate and prevent work related injuries WHS. To the extent that a portion of the revenues of these subsidiary operations are derived from outside the market, they serve to potentially enhance the revenue and scope of the overall market for the Company.
          The Company intends to continue expanding its regional branch office network in a fashion consistent with the historical trend — branching on a select basis when attractive opportunities arise and similarly, growing through the acquisition of branches or whole institutions based on opportunity. A map showing the Company’s office coverage is set forth below. Recent trends with respect to market interest rate levels are set forth in Exhibit II-1.
          Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

RP® Financial, LC.	MARKET AREA ANALYSIS II.3
Table 2.1
Oneida Financial Corp.
Branch Location Map
National Economic Factors
          The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. The national economy has experienced a severe downturn in the most recent 12-18 months, as the fallout of the housing crisis has caused the wider economy to falter, with most significant indicators of economy activity declining by substantial amounts. The overall economic recession has been the worst since the great depression of the 1930s. Total U.S. employment has decreased by 5.4 million jobs over the last twelve months, as consumers have cut back on spending, causing a reduction in the need for many products and services. Total personal wealth has declined notably due to the housing crisis and drop in real estate values. The nation’s gross domestic product grew at an annualized rate of 2.2% in the third quarter of 2009, compared to a 2.7% annualized decline in the third quarter of 2009. Notably, a large

RP® Financial, LC.	MARKET AREA ANALYSIS II.4
portion of GDP growth in the third quarter and more recent periods has been generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.
          The economic recession has caused the inflation rate to decrease notably during 2009. Inflation averaged 3.85% for all of 2008 and a negative 0.34% for all of 2009, indicating a deflationary period. There was a decline in prices during eight of the 12 months during 2009. The reduction in employment has also led to fears of a prolonged period of economic stagnation, as consumers will be unwilling or unable to increase spending. The unemployment rate increased to 9.7% as of December 2009, more than doubling from 4.9% when the recession began and increasing from 7.1% for December 2008. There remains significant uncertainty about the near term future, particularly in terms of the speed at which the economy will recover, the impact of the housing crisis on longer term economic growth, and the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.
          The major stock exchange indices have reflected this downturn in the national economy, reporting significant volatility and a strong downward trend during the beginning of the most recent 12 month period, with an upward trend in the last nine months. As an indication of the changes in the nation’s stock markets over the last 12 months, as of January 31, 2010, the Dow Jones Industrial Average closed at 10,067.33, an increase of 25.8% from January 31, 2009, while the NASDAQ Composite Index stood at 2,147.35, an increase of 45.4% over the same time period. The Standard & Poors 500 Index totaled 1,073.87 as of January 31, 2010, an increase of 30.0% from December 31, 2008.
          Regarding factors that most directly impact the banking and financial services industries, in the past year the number of housing foreclosures have reached historical highs, medium home values have declined by double digits in most areas of the country, and the housing construction industry has been decimated. These factors have led to substantial losses at many financial institutions, and subsequent failures of institutions. Commercial lending trends are showing weakness, particularly in the area of refinancing of existing debt,

RP® Financial, LC.	MARKET AREA ANALYSIS II.5
Market Area Demographics
          Key demographic and economic indicators in the Company’s market include population, number of households and household/per capita income levels. Demographic data for Oneida, Madison and Onondaga Counties, as well as comparative data for New York and the U.S., is provided in Table 2.2. Onondaga County, which includes the City of Syracuse, has the largest population among the three primary market area counties with a total population of 456,000 as of 2009. By comparison, Oneida County is almost one-half the size of Madison County (233,000 residents) and Madison County’s population was only 71,000, reflecting its relatively rural nature. Importantly, both Oneida and Onondaga Counties have lost residents over the 2000 to 2009 period (at a 0.1% compounded annual rate). While Madison Counties population increased slightly, growth in absolute terms was nominal given the relatively small total population (i.e., population growth measuring several thousand in the 2000 to 2009 period). The decline in Oneida County’s population reflects the impact of a contracting manufacturing sector and the loss of certain key employers such as Griffis Air Force Base and Martin Marietta. Comparatively, Madison County’s stronger population growth has been facilitated by its proximity to the Syracuse metropolitan area and the relative affordability of land and housing.
          Growth in households was at modestly positive levels in all markets served by the Company as household growth equaled 0.2% in both Oneida and Onondaga County, which was modestly below Madison County’s household growth rate of 0.4%. Over the next five years, all three of the primary market counties are projected experience lower household growth rates, with household growth remaining the strongest in Madison County. Comparatively, household growth rates for New York and the U.S. are projected to be sustained at a similar rate as recorded from 2000 through 2009.
Median household and per capita income for Oneida and Madison Counties where the the Company’s banking operations are centered fell below the level of Onondaga County as well as the comparable measures for the State of New York and the US.. Specifically, the Oneida and Madison County markets had per capita income levels which were equal to 77% and 82% of the State of New York average, respectively. The disparity with the median household income levels reflected a similar relationship though the disparity was less (i.e, in the range of 80% to 82% of the State of New York average) The lower income measures are reflective of the limiting underlying economic and demographic fundamentals referenced earlier

RP® Financial, LC.	MARKET AREA ANALYSIS II.6
Table 2.2
Oneida Financial Corp.
Summary Demographic Information

				Growth	Growth
	Year			Rate	Rate
	2000	2009	2014	2000-2009	2009-2014
				(%)	(%)
Population(000)
United States	281,422	309,732	324,063	1.1%	0.9%
New York	18,976	19,495	19,646	0.3%	0.2%
Madison County	69	71	72	0.3%	0.1%
Oneida County	235	233	232	-0.1%	-0.1%
Onondaga County	458	456	453	-0.1%	-0.1%

Households(000)
United States	105,480	116,523	122,109	1.1%	0.9%
New York	7,057	7,245	7,309	0.3%	0.2%
Madison County	25	26	27	0.4%	0.3%
Oneida County	90	92	92	0.2%	0.0%
Onondaga County	181	184	184	0.2%	0.0%

Median Household Income($)
United States	$42,164	$54,719	$56,938	2.9%	0.8%
New York	43,582	58,747	62,337	3.4%	1.2%
Madison County	40,181	50,479	54,404	2.6%	1.5%
Oneida County	35,903	47,038	51,626	3.0%	1.9%
Onondaga County	40,876	53,512	58,176	3.0%	1.7%

Per Capita Income($)
United States	$21,587	$27,277	$28,494	2.6%	0.9%
New York	23,389	29,893	31,721	2.8%	1.2%
Madison County	19,105	24,385	25,956	2.7%	1.3%
Oneida County	18,516	23,181	24,712	2.5%	1.3%
Onondaga County	21,336	27,590	29,378	2.9%	1.3%

2009 HH Income Dist.(%)	Less Than $25,000	$25,000 to $49,999	$50,000 to $99,999	100000 +
United States	20.9%	24.5%	35.3%	19.3%
New York	21.9%	21.4%	32.8%	24.0%
Madison County	21.0%	28.5%	36.7%	13.8%
Oneida County	25.6%	26.7%	37.0%	10.8%
Onondaga County	22.3%	24.5%	36.1%	17.2%
Source: SNL Financial, LC.

RP® Financial, LC.	MARKET AREA ANALYSIS II.7
(i.e., relatively low growth markets with a lackluster economy), The comparatively higher household and per capita income measures indicated for Onondaga County reflect the influence of economic activity in the City of Syracuse and the nearby suburban areas which provide a more significant source of professional and while collar jobs compared to Oneida and Madison Counties. Oneida County’s median household income is projected to increase at a 1.9% annual rate over the next five years, which exceeds the New York and U.S. projected growth rates and is slightly above Madison County’s projected growth rate of 1.5% and Onondaga County’s projected growth rate of 1.7%.
Local Economy
          Based on its geographic location in central New York and proximity to Syracuse, Madison County has limited business and industry itself, but housing and population growth has been fostered by a perceived small town lifestyle with access to the Syracuse culture that includes a large workforce, major universities, and other amenities often found in metropolitan areas. Moreover, working residents who choose local employment over the 35 mile commute to Syracuse can find employment in the many call centers, back offices, and manufacturing companies located in the regional area. Manufacturing has been an important part of the local economy since the mid-1800’s and still remains a critical segment of the local economy with companies in food processing, metal forming and fabrication, computer and electronic parts, and plastics. Although the regional economy has felt the effects of national trends within heavy industry, the local manufacturing industry has been less affected by the national decline in the industry due to the fact that many of the businesses develop parts/products for specialized markets. Madison County is also an innovative leader in the alternative energy industry, with a wind farm installed on the high plateau area of the county that has approximately 30 turbines that harness enough energy powering approximately 500 households.
          The Company maintains four branches to the north and east of Madison County in Oneida County. While larger overall in terms of total population, economic growth in Oneida County has been relatively stagnant, particularly owing to the interrelated factors of a (1) declining population and (2) job losses due to the national decline in manufacturing and also in local defense-related industries. Key job losses have been centered around the Griffis Air Force Base closure and the closure of Martin Marietta’s light military electronics operation.

RP® Financial, LC.	MARKET AREA ANALYSIS II.8
          Total employment in Oneida County approximated 137,224 jobs in 2007. Comparatively, total employment in 2007 for Madison County approximated 31,611 jobs and Onondaga County approximated 308,117 jobs. Table 2.3 offers a glimpse of the major employers found in the Company’s market areas and shows that the largest employers included a large hospital and health care network (Mohawk Valley Healthcare) while the second largest employer was the Oneida Nation Enterprises, a casino operated by Native American Oneida Nation.
Table 2.3
Oneida Financial Corp..
Major Employers in Operating Counties

Employer	Employees	Sector
Mohawk Valley Network	4,395	Healthcare
Oneida Nation Enterprises	4,000	Hospitality
Wal-Mart Distribution Center	1,450	Logistics
Oneida Limited	1,300	Manufacturing
NYS Dept. of Corrections	1,225	State Facilities
ConMed	1,200	Manufacturing
ACS Inc.	1,100	Financial Services
Metropolitan Life Insurance	1,050	Financial Services
Sources: County/Municipal Websites
          As shown in Table 2.4, service jobs represent the largest employer in Oneida County, followed by employment in the wholesale/retail, government and manufacturing sectors. Most of the job growth in Oneida County has consisted has been in the area of services, which tend to be lower paying jobs and which is reflected in both the household and personal income levels for Oneida County residents.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.9
Table 2.4
Oneida Financial Corp.
Primary Market Area Employment Sectors
(Percent of Labor Force)(1)

	Location
	State of	Oneida	Madison	Onondaga
Employment Sector	New York	County	County	County
		(% of Total Employment)
Services	41.2%	36.0%	20.8%	38.5%
Wholesale/Retail Trade	13.3%	11.6%	14.0%	16.3%
Manufacturing	7.7%	7.9%	9.0%	8.9%
Government	13.7%	20.7%	14.9%	13.5%
Construction	4.8%	3.8%	6.5%	4.7%
Finance/Insurance/Real Esate	10.9%	8.6%	6.3%	8.5%
Arts/Entertainment/Rec.	2.7%	1.6%	2.3%	2.0%
Agriculture	0.5%	1.1%	3.2%	0.3%
Transportation/Utility	3.4%	3.6%	1.3%	4.0%
Other	1.8%	5.1%	21.7%	3.3%
Total	100.0%	100.0%	100.0%	100.0%

(1)	As of 2007
Source: REIS DataSource.
Unemployment
          Comparative unemployment rates for Oneida, Onondaga and Madison counties, as well as for the U.S. and New York, are shown in Table 2.5. The unemployment data for Oneida, Onondaga and Madison Counties imply that the economy has been fairly stable, despite the lack of meaningful job growth. In this regard, while the Company’s markets never boomed in the 2003 to 2007 period, but have been comparatively stable relative to many markets where unemployment has increased more significantly. In this regard, the November 2009 unemployment rates for all three of the primary market area counties were lower than the comparable New York and U.S. unemployment rates which were 8.4% and 10.0%, respectively. Similar to the U.S and New York, the November 2009 unemployment rates for Madison, Oneida, and Onondaga counties were higher than compared to a year ago reflecting that the Company’s markets have not been unaffected by the recessionary economy.

RP® Financial, LC.	MARKET AREA ANALYSIS II.10
Table 2.5
Oneida Financial Corp.
Market Area Unemployment Trends

	November 2008	November 2009
Region	Unemployment	Unemployment
United States	6.8%	10.0%
New York	6.1	8.4
Madison County	6.0	7.4
Oneida County	6.0	7.1
Onondaga County	5.8	7.5
Source: U.S. Bureau of Labor Statistics.
Market Area Deposit Characteristics
          The Company’s retail deposit bases are closely tied to the economic fortunes of the primary market area counties. Table 2.6 displays deposit market trends from June 30, 2005 through June 30, 2009 for the primary market area counties. Additional data is also presented for the state of New York. The data indicates that deposits have increased in all of the primary market area counties except Oneida during the four year period covered. Similar to New York, commercial banks maintained a larger market share of deposits than savings institutions in all of the primary market area counties.
          All 12 of the Company’s branches are maintained in Three County’s. In Oneida County, the Company held 2.6% market share with $81.7 million in deposits. The Company’s $372.0 million of deposits at June 30, 2009 represented a 39% market share of the Madison County thrift and bank deposits. Lastly, the Company only holds 0.1% market share in Onondaga County with $7.32 million in deposits. Oneida Financial Corp.’s deposits decreased at a 13.3% annual rate from June 30, 2005 through June 30, 2009 in the state of New York, which was well below the 5.3% growth rate posted for total commercial bank and thrift deposits within the State. Oneida Financial is the one of two thrift institutions with a branch presence in Madison County. From June 30, 2005 through June 30, 2009, the Company’s market share of bank and thrift deposits in Madison County decreased from 41.3% to 38.7%. Deposits at Oneida Financial’s branches in Oneida County increased from $20.5 million or 0.5% market share at June 30, 2005 to $81.7 million or 2.6% market share at June 30, 2009. The Onondaga County branch

RP® Financial, LC.	MARKET AREA ANALYSIS II.11
maintained by Oneida Financial had only a minimal balance of deposits at $7.33 million for June 30, 2009.
Table 2.6
Oneida Financial Corporation.
Deposit Summary

	As of June 30,
	2005			2009			Deposit
		Market	# of		Market	# of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2005-2009
			(Dollars in Thousands)				(%)
State of New York	$695,494,565	100.0%	4,942	$826,590,842	100.0%	5,415	4.4%
Commercial Banks	604,203,504	86.9%	3,809	734,083,199	88.8%	4,374	5.0%
Savings Institutions	91,291,061	13.1%	1,133	92,507,643	11.2%	1,041	0.3%

Madison County	$700,767	100.0%	20	$962,230	100.0%	21	8.2%
Commercial Banks	411,329	58.7%	13	821,586	85.4%	13	18.9%
Savings Institutions	289,438	41.3%	7	140,644	14.6%	8	-16.5%
Oneida Financial	289,438	41.3%	7	371,914	38.7%	7	6.5%

Oneida County	$3,802,167	100.0%	69	$3,122,214	100.0%	68	-4.8%
Commercial Banks	3,409,691	89.7%	58	2,625,424	84.1%	48	-6.3%
Savings Institutions	392,476	10.3%	11	496,790	15.9%	20	6.1%
Oneida Financial	20,542	0.5%	1	81,731	2.6%	4	41.2%

Onondaga County	$6,706,966	100.0%	146	$7,964,040	100.0%	137	4.4%
Commercial Banks	5,796,377	86.4%	127	7,049,247	88.5%	127	5.0%
Savings Institutions	910,589	13.6%	19	914,793	11.5%	10	0.1%
Oneida Financial	4,946	0.1%	1	7,329	0.1%	1	10.3%
Source: FDIC.
Competition
          The Company and Oneida Financial face notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Oneida Financial Corp.. With regard to lending competition, Oneida Financial encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.7 lists the Company’s and Oneida Financials largest competitors in each of the

RP® Financial, LC.	MARKET AREA ANALYSIS II.12
primary market area counties, based on deposit market share as noted parenthetically. Oneida Financial Corp.’s and Oneida Financials deposit market shares are also provided in Table 2.7. Oneida Financial maintains the largest deposit market share in Madison County.
Table 2.7
Oneida Financial Corp.
Market Area Counties Deposit Competitors

Location	Name
Madison County, NY	Alliance Financial Corp. (37.17%) KeyCorp (9.46%) State Bank of Chittenango (8.15%) Oneida Financial Corp. (38.65%)

Oneida County, NY	Bank of Utica (22.58%) M&T Trust Company (14.98%) HSBC Holdings PLC (12.75%) Oneida Financial Corp. (2.62%)

Onondaga County, NY	M&T Trust Company (27.0%) Keybank National Association (20.20%) HSBC Holdings PLC (12.87%) Oneida Financial Corp. (0.09%)
Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS III.1
III. PEER GROUP ANALYSIS
          This chapter presents an analysis of Oneida Financial’s operations versus a group of comparable publicly-traded financial institutions (the “Peer Group”) selected from the universe of all publicly-traded financial institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Oneida Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.
Peer Group Selection
          The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.
          Ideally, the Peer Group should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 149 publicly-traded institutions nationally, which includes approximately 38 publicly-traded MHCs. Given this limited number of public full stock thrifts, it is typically the case that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the

RP® Financial, LC.	PEER GROUP ANALYSIS III.2
differences. Since Oneida Financial will be a full public company upon completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group.
          Based on the foregoing, from the universe of 111 fully converted publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Oneida Financial, The selection process applied is first described below, and then each member is briefly described.
•	Screen #1 Mid-Atlantic institutions with assets between $150 million and $1.5 billion and breakeven to positive core earnings. A total of nine institutions met the foregoing criteria and eight were included in the Peer Group. Carver Bancorp was the only company meeting the selection criteria to be excluded owing to its urban location in the heart of New York City and minority ownership, management and customer base. Those companies that met the asset size criteria but were not included in the Peer Group did not meet the breakeven to positive core earnings criteria, generally owing to asset quality issues. Additionally, OBA Financial was not included in the Peer Group owing to its status as a recently completed conversion and two companies were excluded owing to pending acquisition offers (First Keystone Financial of PA and Pamrapo Bancorp of New Jersey). Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.
          In order to round out the Peer Group to a total of ten institutions, we expanded our search to adjacent regional markets. In this regard, there were two full stock thrifts in New England with assets between $300 million and $1.5 billion in assets which were also profitable on a core earnings basis and we included both Newport Bancorp, Inc of Rhode Island and Westfield Financial, Inc. of Massachusetts. Table 3.1 shows the general characteristics of each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Oneida Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Oneida Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. A summary description of the key characteristics of each of the Peer Group companies is detailed below.
•	Westfield Financial, Inc. of MA. Westfield Financial is the largest company in the Peer Group and operates through a total of 11 offices in western Massachusetts. Accordingly, Westfield Financial’s markets are somewhat comparable to the Company’s in that they are outside of major metropolitan area such as Boston or Philadelphia and have modest growth and income characteristics. Westfield Financial maintains a broadly diversified asset base funded primarily by deposits and, to a lesser extent, borrowed funds. A large

RP® Financial, LC.	PEER GROUP ANALYSIS III.3
Table 3.1 Peer Group of Publicly-Traded Thrifts February 19, 2010

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)		Offices	Year	Date	Price	Value
										($)	($Mil)
WFD	Westfield Financial Inc. of MA	NASDAQ	Westfield, MA	Thrift	$1,191		11	12-31	01/07	$8.34	$249
BFED	Beacon Federal Bancorp of NY	NASDAQ	East Syracuse, NY	Thrift	$1,070	S	8	12-31	10/07	$8.62	$56
ESSA	ESSA Bancorp, Inc. of PA	NASDAQ	Stroudsburg, PA	Thrift	$1,034		13	09-30	04/07	$11.62	$164
HARL	Harleysville Savings Financial Corp. of PA	NASDAQ	Harleysville, PA	Thrift	$840		6	09-30	08/87	$13.68	$50
FSBI	Fidelity Bancorp, Inc. of PA	NASDAQ	Pittsburgh, PA	Thrift	$736		13	09-30	06/88	$5.00	$15
THRD	TF Financial Corp. of Newtown PA	NASDAQ	Newtown, PA	Thrift	$714		15	12-31	07/94	$18.90	$51
ESBK	Elmira Savings Bank, FSB of NY	NASDAQ	Elmira, NY	Thrift	$506	S	11	12-31	03/85	$15.46	$30
NFSB	Newport Bancorp, Inc. of RI	NASDAQ	Newport, RI	Thrift	$459		5	12-31	07/06	$11.75	$45
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	$392		6	06-30	11/93	$13.96	$29
ROME	Rome Bancorp, Inc. of Rome NY	NASDAQ	Rome, NY	Thrift	$330		5	12-31	03/05	$8.75	$60

NOTES:

(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).
Source:SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4
securities portfolio comprised primarily of MBS has limited asset quality problems and the ratio of NPAs/Assets is below the Peer Group average. Westfield Financial’s ROA approximates the Peer Group average as the benefit of its low cost of funds is offset by relatively low asset yields (the significant investment in securities may be a factor in this regard). At December 31, 2009, Westfield Financial reported total assets of $1.2 billion, deposits of $648.0 million and a tangible equity-to-assets ratio of 20.8% which reflects the impact of Westfield Financial’s second step conversion completed as of January 2007. For the twelve months ended December 31, 2009, Westfield Financial reported earnings of $5.5 million for a return on average assets of 0.47%. Westfield Financial had a market capitalization of $249 million at February 19, 2010.

•	Beacon Federal Bancorp of NY. Beacon Federal Bancorp operates through a total of 8 offices including 3 branches in upstate New York as well as branches in Massachusetts, Tennessee and Texas, reflecting its legacy as a converted credit union. Also reflecting its status as a former credit union, Beacon Federal Bancorp’s loan portfolio has the largest proportion of consumer loan in comparison to any of the Peer Group companies although permanent 1-4 family mortgage loans comprise the largest segment of lending. Asset quality ratios are less favorable in relation to the Peer Group average. Reported earnings are higher than the Peer Group average and median reflecting the benefit of a low operating expense ratio and large average branch size. At September 30, 2009, Beacon Federal Bancorp had total assets of $1.1 billion, deposits of $681.0 million and a tangible equity-to-assets ratio of 9.4%. For the twelve months ended September 30, 2009, Beacon Federal Bancorp reported earnings of $6.2 million for a return on average assets of 0.60%. Beacon Federal Bancorp had a market capitalization of $56 million at February 19, 2010.

•	ESSA Bancorp, Inc. of PA operates 13 branch offices in northeastern Pennsylvania. ESSA Bancorp, Inc. maintains a high proportion of residential mortgage loans and a low proportion of higher risk-weight construction and commercial mortgage loans relative to the Peer Group average. Earnings approximate the Peer Group average notwithstanding ESSA Bancorp’s high capital ratio (the result of the completion of its standard conversion transaction in April 2007). At December 31, 2009, ESSA Bancorp had total assets of $1.0 billion, deposits of $400.2 million and a tangible equity-to-assets ratio of 17.6%. For the twelve months ended December 31, 2009, ESSA Bancorp reported earnings of $5.5 million for a return on average assets of 0.53%. ESSA Bancorp had a market capitalization of $164 million at February 19, 2010.

•	Harleysville Savings Financial Corporation of PA operates six offices in the Philadelphia MSA. Harleysville Savings Financial Corporation’s balance sheet structure partially reflects a wholesale leveraging strategy based on its relatively high proportion of investment securities and borrowings to assets in comparison to loans and deposits, respectively. The loan portfolio reflects modest diversification beyond 1-4 family residential loans and MBS in comparison to the Peer Group as a whole. Harleysville Savings Financial Corporation’s ROA approximates the Peer Group median ratios as its low risk asset investment strategy has limited NPAs and loan loss provisions in comparison to the Peer Group average and medians, and offset its modest interest rate spread. At December 31, 2009, Harleysville Savings Financial had total assets of $840

RP® Financial, LC.	PEER GROUP ANALYSIS III.5
million, deposits of $486.3 million and a tangible equity-to-assets ratio of 6.1%. For the twelve months ended December 31, 2009, Harleysville Savings Financial reported earnings of $4.6 million for a return on average assets of 0.55%. Harleysville Savings Financial had a market capitalization of $50 million at February 19, 2010.

•	Fidelity Bancorp, Inc. of PA operates through a total of 13 branch offices in the Pittsburgh metropolitan area. The balance sheet reflects a significant wholesale component with investments and borrowings comprising a larger proportion of total assets in comparison to the Peer Group average. Fidelity Bancorp reported a loss over the last twelve months primarily owing to realized and unrealized losses on investment securities and other than temporary impairment charges on investment securities which we are treating as one-time non-recurring events for valuation purposes. Excluding such items on a tax-effected basis, Fidelity Bancorp had slightly positive core earnings. Lending is primarily concentrated in 1-4 family mortgage loans, both in terms of whole loans and through a significant investment in MBS, while diversification into commercial mortgage lending is consistent with the Peer Group average. Credit quality measures are less favorable than the Peer Group average, both in terms of the level of non-performing loans/loans and the reserve coverage ratio in relation to non-performing loans. At December 31, 2009, Fidelity Bancorp had total assets of $736.0 million, deposits of $450.6 million and a tangible equity-to-assets ratio of 6.0%. For the twelve months ended December 31, 2009, Fidelity Bancorp reported a net loss of $3.2 million for a loss on average assets of 0.43%. Core earnings excluding one-time securities losses were estimated to equal $199,000. Fidelity Bancorp had a market capitalization of $15 million at February 19, 2010.

•	TF Financial Corporation of PA operates 15 branches in the Philadelphia metropolitan area. The asset structure reflects a relatively higher proportion of loans/assets, with the majority of loans invested in 1-4 family loans. The relatively high ratio of loans funded by retail deposits supports TF Financial Corporation’s net interest margin and, as a result, ROA is above the Peer Group average. TF Financial maintained a ratio of NPAs which were below the average for the Peer Group and all publicly traded savings institutions. At December 31, 2009, TF Financial had total assets of $713.7 million, deposits of $552.7 million and a tangible equity-to-assets ratio of 9.4%. For the twelve months ended December 31, 2009, TF Financial reported net income equal to $4.5 million for a return on average assets of 0.63%. TF Financial had a market capitalization of $51 million at February 19, 2010.

•	Elmira Savings Bank, FSB of NY operates through 11 offices, with 10 branches located in the southern tier of New York State and one branch located in northern Pennsylvania. Elmira Savings Bank’s balance sheet and income statement reflect the impact of its recent purchase of four branches from First Niagara Financial Group, Inc. completed in December of 2007. The loan portfolio composition reflects the recent emphasis on commercial mortgage, C&I and consumer lending, accompanied by the recent acquisition of the First Niagara branches that included consumer and commercial loans, in addition to deposits. The ROA is above the Peer Group average as a result of Elmira Savings Bank’s strong spreads and margins. At December 31, 2009, Elmira Savings Bank had total assets of $505.9 million, deposits of $360.1 million and a tangible equity-to-

RP® Financial, LC.	PEER GROUP ANALYSIS III.6
assets ratio of 8.1%. For the twelve months ended December 31, 2009, Elmira Savings Bank reported net income equal to $4.5 million for a return on average assets of 0.91%. Elmira Savings Bank had a market capitalization of $30 million at February 19, 2010.

•	Newport Bancorp, Inc. of RI. Newport Bancorp is a savings and loan holding company operating six full service banking offices in southern Rhode Island and southeastern Connecticut. Newport Bancorp maintains a broadly diversified loan portfolio primarily focused on mortgage loans (both residential and commercial) and funds operations with deposits which are significantly supplemented with borrowings. Asset quality is very strong and NPAs are at minimal levels while the tangible equity/assets ratio is above the Peer Group average reflecting the impact of the completion of its standard conversion offering in July 2006. Earnings are comparatively modest as the benefit of a net interest margin in excess of the Peer Group average is offset by high operating expenses. At December 31, 2009, Newport Bancorp reported total assets of $458.9 million, deposits of $261.9 million and a tangible equity-to-assets ratio of 11.2%. For the twelve months ended December 31, 2009, Newport Bancorp reported earnings of $708,000 for a return on average assets of 0.16%. Newport Bancorp had a market capitalization of $45 million at February 19, 2010.

•	WVS Financial Corp. of PA operates through a total of 6 branches in the North Hills suburbs of the Pittsburgh metropolitan area. The balance sheet reflects a significant wholesale element, as MBS and investments constitute the majority of assets while borrowed funds comprise the largest segment of liabilities. WVS Financial operates with a low risk-weighted asset ratio and limited credit risk exposure as a result of significant investment in securities and MBS. While the wholesale strategy has provided for relatively strong asset quality, WVS Financial Corp.’s ROA is below the Peer Group average owing to thin spreads and margins and notwithstanding the benefit of a very low operating expense ratio. At December 31, 2009, WVS Financial Corp. reported total assets of $391.6 million, deposits of $144.6 million and a tangible equity-to-assets ratio of 7.8%. For the twelve months ended December 31, 2009, WVS Financial Corp. reported earnings of $1.4 million for a return on average assets of 0.34%. WVS Financial Corp. had a market capitalization of $29 million at February 19, 2010.

•	Rome Bancorp of NY operates through five retail banking offices in upstate New York. Enhancing the comparability to the Company, Rome Bancorp has a relatively strong capital ratio reflecting the impact of the completion of its second step conversion in March 2005. Rome Bancorp’s strong capital ratio supports its relatively high ROA, while the ROE is comparatively modest. A relatively high level of net income was due to a favorable level of interest expense, while operating expenses were higher than the Peer Group average. Rome Bancorp has a high proportion of assets invested in loans with diversification into higher risk-weight commercial real estate, C&I and consumer loans at levels in excess of the Peer Group average in aggregate. At December 31, 2009, Rome Bancorp had total assets of $329.9 million, deposits of $216.6 million and a tangible equity-to-assets ratio of 18.3%. For the twelve months ended December 31, 2009, Rome Bancorp reported earnings of $3.1 million for a return on average assets of 0.92%. Rome Bancorp had a market capitalization of $60 million at February 19, 2010.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7
          In aggregate, the Peer Group companies maintain a slightly higher tangible equity level in comparison to the industry average (11.51% of assets versus 10.00% for all public companies) and generate a higher level of core profitability (0.51% for the Peer Group versus a loss of 0.26% for all public companies). Accordingly, the Peer Group companies have a positive ROE whereas all public companies have a negative ROE (positive ROE of 4.72% for the Peer Group versus negative 1.67% for all public companies). Overall, the Peer Group’s pricing ratios were at a modest premium to all publicly traded thrift institutions on a P/TB basis but were discounted to the Peer Group’s Price/Core earnings multiples (many public companies did not have meaningful core earnings multiples owing to their trailing twelve month loss position).

	All
	Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,023	$727
Market Capitalization ($Mil)	348	$75
Tangible Equity/Assets (%)	10.00%	11.51%
Core Return on Average Assets (%)	(0.26%)	0.51%
Core Return on Average Equity (%)	(1.67%)	4.72%

Pricing Ratios (Averages)(1)
Price/Core Earnings (x)	18.45x	18.58	x
Price/Tangible Book (%)	78.47%	87.14%
Price/Assets (%)	8.00%	9.83%

(1)	Based on market prices as of February 19, 2010.
Sources: Tables 3.2 and 4.3.
          The companies selected for the Peer Group were relatively comparable to Oneida Financial on average, and are considered to be the “best fit” Peer Group. While there are many similarities between Oneida Financial and the Peer Group on average, there are some differences as well. The following comparative analysis highlights key similarities and differences relative to the Peer Group.
Financial Condition
          Table 3.2 shows comparative balance sheet measures for Oneida Financial’s and the Peer Group, reflecting balances as of December 31, 2009 for the Company and the Peer Group, respectively. On a reported basis, Oneida Financial’s equity-to-assets ratio of 10.0%

RP® Financial, LC.	PEER GROUP ANALYSIS III.8
Table 3.2
Balance Sheet Composition and Growth Rates
Oneida Financial Corp. and the Comparable Group
As of December 31, 2009

	Balance Sheet as a Percent of Assets										Balance Sheet Annual Grow th Rates							Regulatory Capital
	Cash &	MBS &				Borrow ed	Subd.	Net	Goodw ill	Tng Net		MBS, Cash &			Borrow s.	Net	Tng Net
	Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.
Oneida Financial Corp.
December 31, 2009	6.7%	29.3%	2.7%	50.0%	82.9%	5.3%	0.0%	10.0%	4.2%	5.8%	9.30%	35.09%	-2.19%	14.96%	-41.33%	7.82%	15.24%	6.83%	6.83%	10.23%

All Public Companies
Averages	4.6%	20.5%	1.4%	68.7%	70.8%	16.1%	0.5%	11.5%	0.8%	10.7%	5.86%	14.50%	3.10%	13.11%	-15.29%	3.52%	3.93%	10.03%	9.92%	16.39%
Medians	3.6%	18.4%	1.4%	69.9%	71.7%	14.5%	0.0%	10.3%	0.0%	9.4%	3.77%	8.90%	1.30%	10.15%	-14.95%	1.10%	1.01%	9.25%	9.18%	13.90%

State of NY
Averages	3.9%	21.7%	1.5%	68.1%	70.6%	15.8%	0.4%	11.9%	1.6%	10.3%	9.98%	13.54%	6.10%	15.69%	-2.36%	10.22%	9.21%	9.67%	9.72%	17.05%
Medians	2.8%	19.0%	1.7%	68.9%	70.2%	14.5%	0.0%	10.0%	0.4%	9.0%	6.07%	7.50%	5.49%	10.53%	-5.53%	4.09%	2.69%	8.86%	9.25%	15.60%

Comparable Group
Averages	3.4%	30.3%	1.7%	61.6%	58.4%	28.7%	0.1%	11.8%	0.4%	11.5%	1.30%	8.22%	-0.33%	9.37%	-10.08%	2.58%	-0.92%	10.73%	10.73%	18.41%
Medians	2.4%	24.0%	1.6%	66.3%	59.6%	28.5%	0.0%	10.4%	0.0%	9.4%	1.01%	1.33%	0.48%	9.88%	-12.08%	0.07%	0.04%	8.52%	8.52%	14.50%

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	1.1%	19.2%	1.0%	76.1%	63.7%	26.5%	0.0%	9.4%	0.0%	9.4%	6.07%	-0.70%	6.56%	15.15%	-8.98%	0.10%	0.10%	8.38%	8.38%	12.28%
ESSA ESSA Bancorp, Inc. of PA	2.1%	23.3%	1.5%	70.6%	38.7%	42.7%	0.0%	17.6%	0.0%	17.6%	0.12%	-5.20%	1.59%	7.05%	-2.79%	-6.13%	-6.13%	15.36%	15.36%	31.31%
ESBK Elmira Savings Bank, FSB of NY (1)	7.2%	24.7%	1.5%	62.0%	71.2%	17.2%	0.0%	10.7%	2.6%	8.1%	9.37%	48.11%	-2.40%	5.53%	14.53%	34.50%	NM	8.14%	8.14%	14.99%
FSBI Fidelity Bancorp, Inc. of PA	6.3%	34.5%	0.7%	54.6%	61.2%	30.4%	1.1%	6.4%	0.4%	6.0%	-0.71%	24.81%	-15.11%	9.56%	-15.73%	0.59%	0.67%	7.69%	7.69%	13.09%
HARL Harleysville Savings Fin. Corp. of PA	2.0%	34.0%	1.6%	60.0%	57.9%	35.4%	0.0%	6.1%	0.0%	6.1%	1.89%	-3.29%	4.17%	15.75%	-15.19%	6.03%	6.03%	6.11%	6.11%	11.67%
NFSB New port Bancorp, Inc. of RI	4.2%	12.4%	2.2%	76.6%	57.1%	30.8%	0.0%	11.2%	0.0%	11.2%	6.14%	3.35%	5.55%	14.33%	-2.73%	-5.38%	-5.38%	8.65%	8.65%	14.00%
ROME Rome Bancorp, Inc. of Rome NY	2.3%	4.4%	2.9%	86.6%	65.7%	14.5%	0.0%	18.3%	0.0%	18.3%	-2.36%	22.48%	-4.30%	5.20%	-27.83%	0.03%	0.03%	15.58%	15.58%	22.51%
THRD TF Financial Corp. of New town PA	1.8%	18.6%	2.4%	74.4%	77.4%	11.2%	0.0%	10.0%	0.6%	9.4%	-2.97%	-6.88%	-2.79%	12.83%	-52.28%	3.97%	4.25%	8.80%	8.80%	16.00%
WVFC WVS Financial Corp. of PA	4.4%	78.9%	0.0%	15.3%	36.9%	54.3%	0.0%	7.8%	0.0%	7.8%	-11.96%	-14.92%	4.10%	-1.85%	-19.01%	-3.05%	-3.05%	8.04%	8.04%	13.10%
WFD Westfield Financial Inc. of MA	2.4%	52.4%	3.2%	39.4%	54.4%	24.2%	0.0%	20.8%	0.0%	20.8%	7.43%	14.44%	-0.63%	10.19%	29.23%	-4.86%	-4.86%	20.55%	20.55%	35.14%

(1)	Financial information is for the quarter ending September 30, 2009.
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources w e believe are reliable, but w e cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9
was below the Peer Group’s average equity/assets ratio of 11.8%. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 5.8% and 11.5%, respectively. The more significant differential in the tangible equity ratios reflects the Company’s significant balance of goodwill and other intangible assets (4.2% of assets for Oneida Financial) in comparison to the Peer Group where goodwill and intangible assets were comparatively modest (0.4% of assets). On a pro forma basis, Oneida Financial’s reported and tangible equity ratios at the midpoint of the offering range are expected to fall in the range of the Peer Group average and median ratios which are equal to 11.5% and 9.4%, respectively.
          The increase in Oneida Financial’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth as the net proceeds are reinvested and leveraged pursuant to the Company’s intended moderate growth strategy. The Company’s business plan, which is focused on increasing earnings through ongoing business line/balance sheet restructuring and growth through possible de novo branching and acquisition is a positive factor with respect to the use the intended use of proceeds. At the same time, many of the Peer Group companies have adopted similar strategies and the implementation of strategies by Oneida Financial to increase earnings and ROE is subject to both execution risk and the overall market environment.
          The interest-earning asset (“IEA”) composition for the Company and the Peer Group reflects differences in terms of the proportion of loans, as Oneida Financial’s proportion of 50.0% falls short of the Peer Group average ratio of 61.6%. Conversely, Oneida Financial’s level of cash and investments equal to 36.0% of assets was higher than the comparable Peer Group average of 33.7%. The lower ratio of loans is reflective of the impact of the Company’s relatively modest loan growth overall over the last five fiscal years (i.e., owing to the Company’s credit underwriting standards and presence in markets where loan demand is modest and competition intense) coupled with the Company’s intent to leverage capital and enhance earnings per share. Overall, Oneida Financial’s interest-earning assets amounted to 86.0% of assets, which is lower than the Peer Group’s average ratio of 95.3%. Importantly, the Company’s comparatively low ratio of interest-earning assets in relation to the Peer Group is the result of its diversification into products and services outside of traditional banking products and services coupled with the relatively large balance of intangible assets as well as BOLI (both of which are excluded from interest-earning assets). On a pro forma basis following the Second Step Conversion, the proceeds from the Offering will immediately be invested in short-term

RP® Financial, LC.	PEER GROUP ANALYSIS III.10
investments pending the longer term deployment into other interest-earning assets such as investment securities with laddered maturities and/or loans.
          Oneida Financial’s funding liabilities currently reflect more of a deposit funding strategy, whereas the Peer Group is using borrowed funds to a greater extent, both to supplement liquidity in lieu of utilizing deposit funds and for wholesale leveraging and interest rate risk management purposes. In this regard, the Company’s deposits equaled 82.9% of assets, which exceeded the comparable Peer Group average of 58.4%. Conversely, borrowings accounted for a greater portion of the Peer Group’s interest-bearing liabilities (“IBL”) composition relative to the Company — and as of the most recent period, borrowings-to-assets ratios equaled 28.7% for the Peer Group versus 5.3% for the Company, inclusive of subordinated debt (the Company did not have any subordinated debt while the subordinated debt equaled only 0.1% of assets for the Peer Group on average). Total IBL maintained as a percent of assets equaled 88.2% and 87.2% for Oneida Financial and the Peer Group, respectively, reflecting the Company’s lower equity position. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations with equity.
          A key measure of balance sheet strength for a financial institution is IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix. Presently, the Company’s IEA/IBL ratio of 97.5% is below the Peer Group’s average ratio of 109.3%. The additional capital realized from stock proceeds will increase the IEA/IBL ratio, as the net proceeds realized from Oneida Financial’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Company’s equity position will result in a lower level of interest-bearing liabilities funding assets.
          Oneida Financial posted higher 12 month asset growth than the Peer Group, at 9.30% and 1.30%, respectively. The Company’s comparatively faster growth is attributable in part, to success in attracting deposit accounts including growth in municipal deposit balances in the most recent fiscal year. Deposit growth realized during the year by Oneida Financial was deployed into investment securities which increased at a 35.09% (versus 8.22% growth for the Peer Group) and utilized to pay down borrowed funds which diminished by 41.33% (versus an average reduction of 10.08% for the Peer Group). Importantly, the significant reduction in borrowed funds for the Company is calculated off of a relatively low beginning balance of borrowed funds in relation to the Peer Group diminishing the impact of the reduction in aggregated dollar terms to the overall balance sheet.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11
          The Company’s equity increased by 7.82%, versus 2.58% for the Peer Group while Oneida Financial’s tangible equity capital increased by 15.24% which is significantly above the change in the Peer Group’s tangible equity of less than 1%. The Company’s stronger equity growth is primarily the result of its stronger earnings and reduction in the accumulated comprehensive loss in an environment where many financial institutions are reporting credit related unrealized losses in investments. On a post-offering basis, the Company’s capital growth rate may be subject to downward pressure due to the increased equity level and, the marginal short-term net proceeds reinvestment benefit particularly after the impact of the expense of the stock benefit plans is incorporated into pro forma earnings. At the same time, such forces may be mitigated by growth in Oneida Financial’s profitability levels, both over the near term if the Company’s spreads continue to improve and over the long term as business volumes increase including profitability growth in the Company’s fee-based businesses,
Income and Expense Components
          Table 3.3 shows comparative income statement measures for Oneida Financial and the Peer Group, reflecting earnings for the twelve months ended December 31, 2009, for Oneida Financial and as of December 31, 2009 or September 30, 2009, for the Peer Group. Oneida Financial reported a net income to average assets ratio of 0.73% versus the Peer Group’s ratio of 0.47% based on the average and 0.54% based on the median. As discussed in the financial analysis in Section 1, the Company’s earnings base reflects the impact of its significant foray into non-traditional banking activities as both non-interest income and non-interest expenses as a percent of average assets are well above the level reported by typical community bank. Importantly, while the components of Oneida Financial’s non-interest income and expenses are above the average for the typical community banking institution, the Company’s return on average assets (“ROA”) falls within the range typically reported by financial institutions as the benefits of the Company’s fee generating activities are offset by commensurately higher expense levels.
The Company’s interest income to average assets ratio fell below the Peer Group average (4.44% for the Company versus 4.84% for the Peer Group) which we attribute to several factors including the following: (1) the Company has a low ratio of IEA which is attributable to both the significant intangible asset balance (a portion of which was generated through the acquisition of businesses in the non-traditional business lines; and (2) the

RP® Financial, LC.	PEER GROUP ANALYSIS III.12
Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Oneida Financial Corp. and the Comparable Group
For the 12 Months Ended December 31, 2009

		Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
					Loss	NII				Total								MEMO:	MEMO:
	Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodw ill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
	Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate
Oneida Financial Corp.
December 31, 2009	0.73%	4.44%	1.34%	3.09%	0.13%	2.96%	0.00%	0.00%	3.71%	3.71%	5.68%	0.08%	0.04%	0.00%	5.29%	1.74%	3.55%	$1,863	22.75%

All Public Companies
Averages	-0.08%	4.99%	2.09%	2.90%	0.83%	2.07%	0.02%	-0.06%	0.79%	0.76%	2.70%	0.11%	-0.07%	0.03%	5.30%	2.41%	2.89%	$6,084	31.69%
Medians	0.28%	5.00%	2.04%	2.91%	0.44%	2.37%	0.00%	0.00%	0.58%	0.57%	2.69%	0.00%	0.00%	0.00%	5.29%	2.42%	2.92%	$4,789	32.16%

State of NY
Averages	0.59%	5.00%	1.89%	3.12%	0.46%	2.65%	0.02%	-0.01%	0.81%	0.82%	2.54%	0.02%	-0.11%	0.00%	5.33%	2.17%	3.16%	$6,064	29.97%
Medians	0.66%	5.04%	1.83%	3.06%	0.38%	2.78%	0.00%	0.00%	0.62%	0.62%	2.59%	0.00%	-0.09%	0.00%	5.37%	2.19%	3.12%	$5,235	32.50%

Comparable Group
Averages	0.47%	4.84%	2.16%	2.68%	0.29%	2.39%	0.02%	-0.01%	0.52%	0.53%	2.19%	0.01%	-0.11%	0.00%	5.08%	2.47%	2.61%	$6,771	31.37%
Medians	0.54%	5.04%	2.16%	2.79%	0.19%	2.55%	0.00%	0.00%	0.50%	0.52%	2.24%	0.00%	-0.08%	0.00%	5.26%	2.41%	2.52%	$5,809	28.99%

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	0.60%	5.37%	2.74%	2.63%	0.85%	1.78%	0.00%	0.00%	0.49%	0.49%	1.60%	0.00%	-0.17%	0.00%	5.55%	3.05%	2.49%	NM	NM
ESSA ESSA Bancorp, Inc. of PA	0.53%	5.00%	2.19%	2.81%	0.16%	2.65%	0.05%	-0.12%	0.72%	0.65%	2.53%	0.00%	0.02%	0.00%	5.20%	2.71%	2.49%	$5,809	28.99%
ESBK Elmira Savings Bank, FSB of NY (1)	0.91%	5.21%	2.02%	3.19%	0.22%	2.96%	0.00%	0.00%	1.07%	1.07%	2.89%	0.05%	-0.09%	0.00%	5.56%	2.29%	3.27%	NM	41.57%
FSBI Fidelity Bancorp, Inc. of PA	-0.43%	4.63%	2.46%	2.17%	0.77%	1.40%	0.09%	0.00%	0.51%	0.59%	1.98%	0.00%	-0.79%	0.00%	4.81%	2.66%	2.15%	$5,041	42.14%
HARL Harleysville Savings Fin. Corp. of PA	0.55%	4.94%	2.93%	2.02%	0.05%	1.96%	0.00%	-0.02%	0.32%	0.30%	1.41%	0.00%	-0.10%	0.00%	5.13%	3.14%	1.99%	$8,935	21.02%
NFSB New port Bancorp, Inc. of RI	0.16%	5.15%	2.14%	3.01%	0.13%	2.88%	0.00%	0.00%	0.54%	0.54%	2.97%	0.00%	-0.06%	0.00%	5.50%	2.44%	3.06%	NM	47.59%
ROME Rome Bancorp, Inc. of Rome NY	0.92%	5.17%	1.27%	3.90%	0.09%	3.81%	0.00%	0.00%	0.73%	0.73%	3.15%	0.00%	0.03%	0.00%	5.52%	1.58%	3.94%	NM	31.52%
THRD TF Financial Corp. of New town PA	0.63%	5.07%	1.94%	3.13%	0.41%	2.73%	0.01%	0.05%	0.31%	0.37%	2.37%	0.00%	0.15%	0.00%	5.32%	2.18%	3.14%	$4,032	23.61%
WVFC WVS Financial Corp. of PA	0.34%	3.34%	2.17%	1.17%	-0.08%	1.25%	0.00%	0.00%	0.17%	0.17%	0.86%	0.00%	-0.04%	0.00%	3.38%	2.37%	1.00%	$10,040	28.25%
WFD Westfield Financial Inc. of MA	0.47%	4.49%	1.71%	2.78%	0.33%	2.44%	0.00%	-0.01%	0.39%	0.38%	2.12%	0.00%	-0.10%	0.00%	4.82%	2.27%	2.55%	NM	17.65%

(1)	Financial information is for the quarter ending September 30, 2009.
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources w e believe are reliable, but w e cannot guarantee the accuracy or completeness of such information

RP® Financial, LC.	PEER GROUP ANALYSIS III.13
Company’s asset mix has a proportionately higher level of relatively lower yielding investment securities in comparison to loans. These two factors placing downward pressure on the Company’s ratio of interest income to average assets are partially offset by Oneida Financial’s higher overall asset yields primarily resulting from its favorable loan yields.
          The Company’s favorable interest expense ratio to average assets, 1.34% versus 2.16% of average assets for the Peer Group, notwithstanding the Company’s slightly higher IBL ratio is attributable to the Company’s more significant funding through deposits as well as the significant balance of non-interest bearing deposits. Overall, the Company’s net interest income ratio of 3.09% exceeded the Peer Group average of 2.68%.
          The impact of Oneida Financial’s activities outside of traditional banking including trust, insurance, risk management and benefits consulting, are clearly evidenced in the Company’s reported level of non-interest income and expense in relation to the Peer Group. Non-interest income equaled 3.71% of average assets for the Company versus an average of 0.53% for the Peer Group. As reflected in the data presented in the Financial Analysis of the Company in Section 1, fees generated through the Company’s banking business line equaled only 24% of total non-interest income in the most recent fiscal year. However, even the fees generated through the Company’s banking business segment equaled 0.90% of average assets which was above the Peer Group average of 0.53%.
          Oneida Financial’s operating expenses reflect the impact of the Company’s revenue and product diversification strategies noted above. In this regard, while the Company has been successful in increasing sources of non-interest revenue, the Company’s operating expenses are also relatively high in comparison to peer institutions and revenue growth in recent periods has largely been offset by increasing operating expenses. Specifically, Oneida Financial’s operating expenses to average assets ratio equaled 5.68% versus an average and median ratio equal to 2.19% and 2.24%, respectively, for the Peer Group.
          On a post-offering basis, the Company’s non-interest income and expense ratio will continue to reflect a significant disparity to the Peer Group. Moreover, the disparity may continue to grow as Oneida Financial continues to seek to more fully develop the fee based business outside of its traditional banking business.
          Oneida Financial’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 84.7% is less favorable than the Peer

RP® Financial, LC.	PEER GROUP ANALYSIS III.14
Group’s ratio of 68.2%, as the benefit of the Company’s high level of non-interest income was offset by its higher operating expense ratios.
          Loan loss provisions for the Company were modestly below the Peer Group average, equal to 0.13% and 0.29% of average assets, respectively. The ratio of loan loss provisions to average assets for Oneida Financial more closely approximated the Peer Group’s median ratio as the Peer Group average was skewed upward by several companies reporting more significant asset quality issues and related provisioning.
          Net non-operating income totaled 0.04% for Oneida Financial and primarily consisted of net gains on sale as well as net positive valuation adjustments on investment securities. The Peer Group reported net non-operating expense equal to 0.11% of average assets, which was largely comprised of net losses on the sale of loans and investments.
          The Company’s effective tax rate for the last 12 months of 22.75% is modestly below the Peer Group average of 31.37%. The Company expects that its effective tax rate will continue to approximate the recent historical level over the near term and thus remain at a comparative advantage relative to the Peer Group
Loan Composition
          Table 3.4 presents the most recent data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for others, and risk-weighted assets. The impact of Oneida Financial’s relatively low proportion of loans overall (50.0% of assets for the Company versus an average of 61.6% for the Peer Group) is reflected in the data showing the composition of the loan portfolio as a percent of assets. Specifically, Oneida Financial’s investment in mortgage loans falls short of the Peer Group’s investment in every key aggregate. As shown in Table 3.4, 1-4 family permanent mortgage loans and MBS together equaled 35.5% of assets for the Company versus an average of 56.1% for the Peer Group as the investment in whole loans and MBS both fell short of the Peer Group average. The Company’s policy of selling longer-term fixed rate loans, generally on a servicing retained basis, is reflected in the larger balance of loans serviced for others as of December 31, 2009 ($126.3 million versus an average $41.9 million for the Peer Group). Likewise, the Company’s mortgage loan servicing asset of $0.5 million exceeded the average servicing asset of $0.3 million for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15
Table 3.4
Loan Portfolio Composition and Related Information
Oneida Financial Corp. and the Comparable Group
As of December 31, 2009

	Portfolio Composition as a Percent of Assets
		1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution	MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Oneida Financial Corp.	11.13%	24.40%	0.80%	11.53%	6.57%	7.28%	67.23%	$126,295	$501

All Public Companies
Averages	12.62%	35.15%	5.41%	22.14%	4.64%	2.40%	66.10%	$605,349	$5,591
Medians	10.44%	35.37%	4.11%	20.03%	3.48%	0.66%	66.52%	$43,890	$125

State of NY
Averages	13.26%	31.18%	3.76%	28.34%	4.11%	2.36%	61.75%	$195,847	$1,638
Medians	11.96%	28.75%	1.45%	17.39%	3.14%	0.16%	59.56%	$67,080	$238

Comparable Group
Averages	17.95%	38.14%	2.39%	13.11%	4.81%	3.32%	61.39%	$41,897	$296
Medians	14.54%	42.07%	1.86%	13.45%	3.09%	0.33%	60.06%	$14,760	$63

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	15.17%	37.21%	2.69%	12.44%	9.33%	15.88%	75.28%	$116,970	$800
ESSA ESSA Bancorp, Inc. of PA	16.53%	63.14%	0.83%	5.15%	1.88%	0.18%	47.86%	$43,890	$323
ESBK Elmira Savings Bank, FSB of NY (1)	13.91%	32.89%	0.37%	12.12%	7.59%	7.84%	58.72%	$128,130	$1,018
FSBI Fidelity Bancorp, Inc. of PA	11.73%	32.16%	2.32%	14.47%	4.30%	0.52%	54.21%	$0	$0
HARL Harleysville Savings Fin. Corp. of PA	18.37%	51.79%	1.39%	5.67%	1.17%	0.18%	54.14%	$2,220	$0
NFSB New port Bancorp, Inc. of RI	10.26%	46.93%	3.45%	25.88%	0.42%	0.05%	65.64%	$6,000	$0
ROME Rome Bancorp, Inc. of Rome NY	0.00%	52.91%	1.33%	15.93%	9.45%	7.59%	74.08%	$18,100	$125
THRD TF Financial Corp. of New town PA	11.48%	49.62%	5.83%	18.26%	0.94%	0.36%	58.89%	$92,240	$696
WVFC WVS Financial Corp. of PA	38.88%	6.01%	4.95%	3.29%	1.00%	0.28%	61.24%	$0	$0
WFD Westfield Financial Inc. of MA	43.22%	8.72%	0.74%	17.90%	11.99%	0.30%	63.82%	$11,420	$0

(1)	Financial information is for the quarter ending September 30, 2009.
Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources w e believe are reliable, but w e cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16
          The data reflects that the Company’s lending activities show a comparatively lower investment in high risk-weight mortgage loans including construction and land loans as well as commercial mortgage loans (12.3% aggregate investment versus an average of 15.5% for the Peer Group). Conversely, non-mortgage C&I lending and consumer lending which equaled 6.6% and 7.3% of assets, respectively, for the Company modestly exceeded the same ratios for the Peer Group equal to 4.8% and 3.3%, respectively.
Credit Risk
          The ratio of NPAs/assets equaled 0.41% for the Company versus an average of 0.79% and median of 0.59% for the Peer Group as shown in Table 3.5. Moreover, to place the Company’s ratio of NPAs into perspective, it should be noted that the average and median ratios for all publicly traded institutions equaled 3.16% and 2.33% of assets, respectively, indicating that the Peer Group too maintained relatively favorable asset quality in relation to key industry aggregates.
          Reserve coverage was generally similar to stronger for the Company in comparison to the Peer Group as well, as Oneida Financial maintained a slightly lower level of loss reserves as a percent of loans but higher reserve coverage in relation to non-performing loans and non-performing assets. Specifically, the ratio of reserves/loans equaled 0.98% for Oneida Financial versus an average and median of 1.10% and 1.00% for the Peer Group; the modestly lower ratio may be warranted by the Company’s favorable level of NPAs. At the same time, the reserve levels for Oneida Financial indicate greater coverage in relation to NPAs (118.50% for the Company versus 82.23% for the Peer Group). At the same time, chargeoffs over the most recent 12 month period equal to 0.16% of loans fell between the Peer Group average (0.26%) and median (0.07%) for the corresponding timeframe.
Interest Rate Risk
          Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Oneida Financial interest rate risk characteristics were considered to be less favorable than the Peer Group’s, as implied by the Company’s lower tangible equity-to-assets and IEA/IBL ratios and the higher ratio of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should serve to improve these ratios.

RP® Financial, LC.	PEER GROUP ANALYSIS III.17
Table 3.5
Credit Risk Measures and Related Information
Oneida Financial Corp. and the Comparable Group
As of December 31, 2009 or Most Recent Date Available

		NPAs &				Rsrves/
	REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution	Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Oneida Financial Corp.	0.00%	0.41%	0.09%	0.98%	526.50%	118.50%	$483	0.16%

All Public Companies
Averages	0.43%	3.16%	3.37%	1.50%	67.54%	50.08%	$1,404	0.62%
Medians	0.17%	2.33%	2.78%	1.28%	53.91%	41.00%	$388	0.17%

State of NY
Averages	0.05%	2.45%	3.10%	1.23%	76.49%	68.76%	$1,647	0.23%
Medians	0.00%	1.41%	1.66%	1.19%	61.87%	52.06%	$369	0.16%

Comparable Group
Averages	0.05%	0.79%	1.27%	1.10%	155.53%	82.23%	$379	0.26%
Medians	0.00%	0.59%	0.99%	1.00%	111.33%	93.61%	$67	0.07%

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	0.00%	1.23%	1.48%	1.88%	124.51%	116.05%	$1,600	0.77%
ESSA ESSA Bancorp, Inc. of PA	0.17%	0.99%	1.05%	0.84%	75.20%	56.39%	$111	0.06%
ESBK Elmira Svgs Bank, FSB of NY (1)	0.00%	0.68%	0.93%	1.02%	109.63%	93.61%	$84	0.11%
FSBI Fidelity Bancorp, Inc. of PA	0.04%	2.51%	4.01%	1.46%	36.44%	32.29%	$39	0.04%
HARL Harleysville Svgs Fin Cp of PA	0.00%	0.32%	0.07%	0.43%	625.07%	79.11%	$50	0.04%
NFSB New port Bancorp, Inc. of RI	0.00%	0.00%	0.00%	0.98%	NM	NM	$1	0.00%
ROME Rome Bancorp, Inc. of Rome NY	0.00%	0.58%	0.67%	0.74%	111.33%	111.33%	$49	0.07%
THRD TF Fin. Corp. of New town PA	0.18%	0.58%	0.58%	0.97%	138.54%	104.76%	$102	0.08%
WVFC WVS Financial Corp. of PA	0.00%	0.42%	2.72%	1.07%	39.30%	39.30%	$0	0.00%
WFD Westfield Fin. Inc. of MA	0.14%	0.60%	1.15%	1.60%	139.76%	107.19%	$1,752	1.47%

(1)	Financial information is for the quarter ending September 30, 2009.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.18
Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Oneida Financial Corp. and the Comparable Group
As of December 31, 2010 or Most Recent Date Available

	Balance Sheet Measures
	Tang.		Non-Earn.	Quarterly Change in Net Interest Income
	Equity/	IEA/	Assets/
Institution	Assets	IBL	Assets	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
	(%)	(%)	(%)		(change in net interest income is annualized in basis points)
Oneida Financial Corp.	5.8%	97.5%	14.0%	4	4	12	-6	18	2

All Public Companies	10.5%	106.8%	6.1%	6	8	1	-4	-3	10
State of NY	10.3%	108.2%	6.3%	6	6	2	-3	0	18

Comparable Group
Averages	11.5%	109.4%	4.8%	4	2	-14	-4	4	8
Medians	9.4%	106.9%	5.0%	5	2	-8	-2	1	6

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	9.4%	106.9%	3.6%	NA	5	5	9	-21	22
ESSA ESSA Bancorp, Inc. of PA	17.6%	117.9%	4.0%	0	-2	6	1	-6	3
ESBK Elmira Svgs Bank, FSB of NY (1)	8.1%	106.2%	6.1%	NA	20	-62	34	7	22
FSBI Fidelity Bancorp, Inc. of PA	6.0%	102.9%	4.6%	-10	-1	-41	-4	26	-7
HARL Harleysville Svgs Fin Cp of PA	6.1%	102.9%	4.0%	13	9	-25	10	-2	23
NFSB Newport Bancorp, Inc. of RI	11.2%	106.0%	6.8%	14	9	5	-11	4	-12
ROME Rome Bancorp, Inc. of Rome NY	18.3%	116.4%	6.7%	9	-1	-2	-9	3	4
THRD TF Fin. Corp. of Newtown PA	9.4%	106.8%	5.3%	5	12	6	10	-7	12
WVFC WVS Financial Corp. of PA	7.8%	108.2%	1.3%	-3	-26	-16	-77	42	6
WFD Westfield Fin. Inc. of MA	20.8%	119.9%	5.8%	4	-1	-14	-6	-9	5

(1)	Financial information is for the quarter ending September 30, 2009. NA=Change is greater than 100 basis points during the quarter.
Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources w e believe are reliable, but w e cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.19
Importantly, the Company’s lower pre-offering tangible equity ratio and lower IEA/IBL ratio are attributable in part, to the Company’s expansion of its business lines both through acquisition and through organic growth. In this regard, Oneida Financial has sought to reduce the reliance on its net interest margin by developing non-interest sources of revenue including revenue from insurance and the sale of other financial services and products as well as employee benefits consulting and risk management consulting and advisory services. Such activities are impacted only modestly or not at all by changing interest rates thereby serving to insulate the Company’s earnings from interest rate volatility to a greater extent than financial institutions relying more heavily on the net interest margin for overall earnings. As noted previously, the Peer Group companies are far less diversified operationally and more dependent upon their net interest margins to generate operating revenues and net income).
          To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Oneida Financial and the Peer Group. In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be comparable to the Peer Group average and well below several companies which had reported dramatic fluctuations in their net interest margins (Elmira Savings Bank and WVF Financial as notable examples).
Summary
          Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Oneida Financial. Such general characteristics as asset size, equity position, IEA composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS IV.1
IV. VALUATION ANALYSIS
Introduction
          This section presents the valuation analysis and methodology used to determine Oneida Financial’s estimated pro forma market value of the common stock to be issued in conjunction with the Second Step Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.
Appraisal Guidelines
          The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994 specify the market value methodology for estimating the pro forma market value of an institution. The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
          The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should

RP® Financial, LC.	VALUATION ANALYSIS IV.2
be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.
          The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Oneida Financial’s operations and financial condition; (2) monitor Oneida Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Oneida Financial’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
          The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Oneida Financial’s value, or Oneida Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
          A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We

RP® Financial, LC.	VALUATION ANALYSIS IV.3
have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.
1. Financial Condition
          The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:
•	Overall A/L Composition. Loans and investments funded by retail deposits were the primary components of the Company’s and Peer Group’s balance sheets. The Company’s interest-earning asset composition exhibited a lower concentration of loans overall with a lower proportion of mortgage loans, including both residential and commercial mortgage loans although non-mortgage lending was modestly higher. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a stronger level of net interest income primarily owing to a favorable funding mix which has included a growing base of public deposits. The Company maintained a much lower IEA/IBL ratio of 97.5%, versus 109.3% for the Peer Group on average, with the differential reflecting both the Company’s lower capital position and higher non-interest earning assets primarily related to the Company’s service based business lines. The anticipated use of proceeds should improve the Company’s IEA/IBL ratio, but the IEA/IBL ratio will continue to fall short of the Peer Group, largely owing to the factors noted above.

•	Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of total loans were modestly below the Peer Group average and median which may be attributable in part, to Oneida Financial’s lower level of NPAs and stronger reserve coverage in relation to non-performing loans and NPAs. Net loan charge-offs were lower for the Company in comparison to the Peer Group.

•	Balance Sheet Liquidity. For the most recent period, the Company maintained a higher level of cash and investment securities relative to the Peer Group. Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as a portion of the proceeds will be initially retained in cash equivalent instruments as well as investment securities with laddered maturities pending the longer term deployment into loans. The Company’s future borrowing capacity was considered to be greater than the Peer Group’s capacity based on its current lower utilization of borrowings in comparison to the Peer Group.

•	Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated

RP® Financial, LC.	VALUATION ANALYSIS IV.4
into a higher cost of funds for the Company. One distinct difference between the Company and the Peer Group is Oneida Financial’s niche in municipal deposits, which totaled approximately $86.0 or 17.6% of deposits as of December 31, 2009. Total interest-bearing liabilities as a percent of assets were higher for the Company and the Peer Group. Following the stock offering, the increase in the Company’s equity position should serve to reduce the level of interest-bearing liabilities funding assets to a ratio more closely approximating the Peer Group’s ratio.

•	Equity. The Company currently operates with a lower equity-to-assets ratio and a materially lower tangible capital ratio in comparison to the Peer Group. However, following the stock offering, Oneida Financial’s pro forma capital position will exceed the Peer Group average while the tangible equity-to-assets ratio will fall between the Peer Group average and median ratios at the midpoint of the offering range. The Company’s increased pro forma equity will enhance the leverage capacity to levels approximating the Peer Group’s ability while the anticipated reduction in the IBL ratio will enhance Oneida Financial’s comparability to the Peer Group.
          On balance, we considered that the various strengths and weaknesses in relation to the Peer Group were offsetting and thus, applied no adjustment for this factor.
2. Profitability, Growth and Viability of Earnings
          Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.
•	Reported Earnings. The Company reported higher earnings than the Peer Group based on an average return on average assets (“ROAA”) basis (0.73% of average assets versus 0.47% for the Company). The Company’s earnings base reflects the impact of the non-banking fee based business lines as both non-interest income and expenses are well above the Peer Group and industry averages. However, the Company’s ROA falls within the range of the Peer Group companies albeit at levels above the Peer Group averages and medians.

•	Core Earnings. Both the Company and the Peer Group’s earnings were impacted to a limited extent by net non-operating income and expenses. Accordingly, the Oneida Financial’s core earnings equal to 0.70% before completion of the Second Step Conversion remains modestly above the Peer Group’s core earnings rate equal to 0.51% of average assets.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Company’s and the Peer Group’s net interest margins fell within the range exhibited by the Peer Group. Other measures of interest rate risk such as the capital and the IEA/IBL ratio were less favorable

RP® Financial, LC.	VALUATION ANALYSIS IV.5
for the Company. Importantly, we made the observation in Section III the Company’s shortfall in these areas relative to the Peer Group in these are attributable in part, to the Company’s expansion of its business lines to include non-interest revenue generating business lines whose earnings are not highly correlated to changing interest rates thereby serving to insulate the Company’s earnings from interest rate volatility to a greater extent than financial institutions relying more heavily on the net interest margin for overall earnings. On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, diminish the Peer Group’s relative advantage in this regard.

•	Credit Risk. Loan loss provisions were a less significant factor in the Company’s earnings in comparison to the Peer Group. In terms of the future exposure to credit-related losses, objective measures of the Company’s credit risk reflect comparatively lesser exposure relative to the Peer Group based on its lower ratio of NPAs and higher ratio of reserves in relation to NPLs and NPAs.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through reinvestment and leverage. Secondly, the Company’s non-banking subsidiaries have realized increasing earnings and represent a growing a segment of Oneida Financial’s overall earnings. At the same time, the Company’s market area has a shrinking population base and modest income levels which will continue to be a factor limiting the growth of the banking segment of the Company’s business.

•	Return on Equity. The Company’s pro forma return on equity based on core earnings (excluding net non-operating expenses but including trailing twelve month loan loss provisions) will approximate the Peer Group average and median. The ROE may be subject to increase over the near term given the momentum for core earnings growth as noted above.
          Overall, we concluded that a moderate upward adjustment for profitability, growth and viability of earnings was appropriate, primarily in view of the potential for earnings growth as a result of the completion of the Second Step Conversion and as the Company continues to realize the benefits of its improving spreads and revenue growth in its non-banking business segments.
3. Asset Growth
     The Company’s asset growth rate was above the Peer Group’s growth rate during the period covered in our comparative analysis, based on growth rates of 9.3% and 1.3%, respectively. Asset growth for the Company and the Peer Group was primarily focused in the investment portfolio as loans diminished for both. Similarly, asset growth for the Company and the Peer Group was funded through deposit growth while borrowings diminished. Importantly,

RP® Financial, LC.	VALUATION ANALYSIS IV.6
while the Company has achieved modest asset growth rates in the past, loan demand continues to be constrained, particularly in the current environment. On a pro forma basis, the Company’s tangible equity-to-assets ratio will approximate the Peer Group’s tangible equity-to-assets ratio, indicating similar leverage capacity for the Company. On balance, no adjustment was applied for asset growth.
4. Primary Market Area
          The general condition of a financial institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in the upstate New York, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.
          Demographic characteristics and trends for the Company’s primary markets reflect that its market is comparatively modest in terms of the total population, particularly in Madison and Oneida Counties where the Company’s operations are concentrated. At the same time, the Company’s subsidiary operations in the areas of insurance, risk management and benefits consulting provide Oneida Financial with exposure to markets outside of its branch banking footprint. The population base is shrinking in both Oneida and Onondaga Counties while growth in Madison County is limited owing to the relatively small size of that particular market. At the same time, the Peer Group’s markets are not realizing significant growth either on average and many have shrinking population total as well.
          Income levels in the Company’s markets are below the Peer Group average and the unemployment rate for Oneida Financial’s markets approximates the indicated range for the Peer Group average and median. The deposit market share exhibited by the Company in Madison County is very strong while the Company holds a limited share of the market in comparison to the markets where the Peer Group companies are headquartered.
          On balance, we concluded that no adjustment was warranted for the Company’s market area.
5. Dividends
          Oneida Financial currently pays a dividend equal to $0.48 per share and the Company has indicated the intent to maintain the current dividend policy, which will provide for a 6.0%

RP® Financial, LC.	VALUATION ANALYSIS IV.7
dividend yield based on the $8.00 per share issue price. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.
          Nine out a total of ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.60% to 5.56%. The average dividend yield on the stocks of the Peer Group institutions was 3.17% as of February 19, 2010, representing an average payout ratio of 58.04% of core earnings. As of February 19, 2010, approximately 63% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.17%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.
          The Company’s dividend capacity will be enhanced by the Second Step Conversion and resulting increase in capital. Additionally, earnings growth anticipated by management may enhance the dividend paying capacity of the Company. Coupled with a dividend yield of 6% based on maintaining a $0.48 per share dividend and the $8.00 per share IPO price, the Company’s dividend yield will exceed the Peer Group averages and median as well as the dividend yield of any Peer Group company on an individual basis. Taking all the foregoing factors into account, we concluded that a moderate upward adjustment was warranted for purposes of the Company’s dividend policy.
6. Liquidity of the Shares
          The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ Global Select Market and one trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $15.2 million to $248.8 million as of February 19, 2010, with average and median market values of $74.8 million and $50.2 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.9 million to 29.8 million, with average and median shares outstanding of 7.5 million and 3.7 million, respectively. The Company’s Second-Step stock offering is expected to provide for a pro forma market value and shares outstanding that will be in the middle of the range of market values and shares outstanding indicated for Peer Group

RP® Financial, LC.	VALUATION ANALYSIS IV.8
companies. Like the large majority of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ Global Market following the stock offering. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.
7. Marketing of the Issue
          We believe that four separate markets exist for thrift stocks, including those coming to market such as Oneida Financial’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in New York; and (D) the market for the public stock of Oneida Financial. All of these markets were considered in the valuation of the Company’s to-be-issued stock.
          A. The Public Market
               The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
               In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. The broader stock market started the third quarter of 2009 trending lower, with the Dow Jones Industrial Average (“DJIA”) falling to its lowest level in more than two months amid anxiety about second quarter earnings and a June employment report which showed more job losses than expected. Stocks rallied in mid-July on strong second quarter earnings reports, which included better-than-expected earnings posted by some bank bellwethers. The DJIA moved past 9000 going into late-July on more favorable earnings reports and a positive report for new home sales in June. Fueled by a growing belief that the recession was over and favorable unemployment data for July, the DJIA moved to a

RP® Financial, LC.	VALUATION ANALYSIS IV.9
new high for 2009 in the first week of August. The broader stock market fluctuated in a narrow range through mid-August, reflecting uncertainty over the sustainability of the economic recovery. Better-than-expected economic data for housing and consumer confidence sustained a positive trend in the stock market in late-August, with the DJIA moving to new highs for the year. The broader stock market faltered at the start of September 2009, as investors worried the summer rally would give way to a correction. Encouraging economic data led a rebound in the stock market moving into mid-September, which was followed by a pullback on disappointing housing data for August. Stocks spiked higher in late-September on news of some large merger deals. Despite closing lower at the end of September, the DJIA had its best third quarter since 1939 with a 15% gain for the quarter.
               Stocks started October with a sell-off, as investors reacted negatively to economic data showing a slow down in manufacturing activity from August to September and more job losses than expected for September. Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world. Good earnings reports from J.P. Morgan Chase and Intel pushed the DJIA above a 10000 close in mid-October. Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October. Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October. Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November. The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates. Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries. Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December. Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December. Worries about the state of European economies and the dollar’s surge upended stocks in mid-December. Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive

RP® Financial, LC.	VALUATION ANALYSIS IV.10
sessions in late-December. Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.
               Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January. The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks. Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010. Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months. Upbeat corporate earnings and some favorable economic news out of Europe and China held stocks to rebound in mid-February. The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering. On February 19, 2010, the DJIA closed at 10402.35, an increase of 41.2% from one year ago and a decrease of 0.2% year-to-date, and the NASDAQ closed at 2243.87, an increase of 55.7% from one year ago and a decrease of 1.1% year-to-date. The Standard & Poor’s 500 Index closed at 1109.17 on February 19, 2010, an increase of 44.4% from one year ago and a decrease of 0.5% year-to-date.
               The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Thrift stocks followed the broader market lower at the start of the third quarter of 2009, as a disappointing June employment report and uncertainty over forthcoming second quarter earnings reports weighed on the sector. Better-than-expected second quarter earnings results posted by some of the large banks fueled a mid-July rally in thrift stocks. Thrift socks traded unevenly heading into late-July, as trading for the sector was impacted by a mix of favorable and disappointing second quarter earnings reports. News that sales of new single-family houses were up in June boosted thrift stocks in late-July, with the upward trend being sustained into early-August on a more optimistic outlook for financial stocks as the economy showed more signs of pulling out of the recession. Thrift stocks pulled back in mid-August on profit taking and worries that earnings improvement could subside for financial stocks in general. Signs that the housing market was improving boosted thrifts stocks heading into late-August, which was followed by a slight pull back for the sector on concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market. A sell-off in the broader stock market and concerns of more credit losses for thrifts and

RP® Financial, LC.	VALUATION ANALYSIS IV.11
banks due to erosion in the commercial real estate market pressured thrift stocks lower at the start of September 2009. Thrift stocks rebounded in mid-September on some positive comments regarding the level of loan loss reserves maintained by thrifts generally being in good shape. Concerns about the effects of a possible tightening by the Federal Reserve provided for a modest decline in thrift stocks heading into the close of the third quarter.
               Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of October. Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase. Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October. After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending. In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged. Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery. Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November. Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks. The favorable employment report for November added to gains in the thrift sector in early-December. Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected. More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end. Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to deterioration in credit quality.
               Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit

RP® Financial, LC.	VALUATION ANALYSIS IV.12
quality trends. An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January. Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January. Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that prices were rising in some large metropolitan areas. Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February. On February 19, 2010, the SNL Index for all publicly-traded thrifts closed at 594.0, an increase of 20.5% from one year ago and an increase of 1.2% year-to-date.
          B. The New Issue Market
               In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.
               The marketing for converting thrift issues turned more positive in the fourth quarter of 2009, as indicated by an increase in conversion activity and the relative success of those offerings. For the most part, the recent conversion offerings experienced healthy subscription takedowns and have traded above their IPO prices in initial trading activity. Consistent with the broader thrift market, conversion pricing reflects continued investor uncertainty over quality credit trends and the prospects that a strengthening economy will translate into improved real estate market conditions for residential and commercial properties.

RP® Financial, LC.	VALUATION ANALYSIS IV.13
               As shown in Table 4.1, four standard conversions and two second-step conversions were completed during the past three months. The second-step conversion offerings are considered to be more relevant for our analysis, which were both completed in December 2009. In general, second-step conversions tend to be priced (and trade in the aftermarket) at higher P/B ratios than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Northwest Bancshares’ second-step offering was completed between the midpoint and maximum of the offering range, with a 62% offering raising gross proceeds of $688.8 million. Northwest Bancshares’ pro forma price/tangible book ratio at the closing value equaled 101.5% and pro forma core price/earnings ratio at the closing value equaled 20.3 times. Comparatively, Ocean Shore Holding’s second-step offering was completed at the minimum of the offering range, with a 57% offering raising gross proceeds of $33.5 million. Ocean Shore Holding’s pro forma price/tangible book ratio at the closing value equaled 61.5% and pro forma core price/earnings ratio at the closing value equaled 11.1 times. Northwest Bancshares’ higher price/tangible book ratio is believed to be in part attributable to the significantly larger size of its offering, which provides for a more liquid trading market and attracts the interest of institutional investors. The respective stock prices of Ocean Shore Holdings and Northwest Bancshares closed up 12.3% and 13.0% after one week of trading and closed up 22.6% and 18.9% through February 19, 2010.
               Shown in Table 4.2 are the current pricing ratios for the five companies that have completed fully-converted offerings during the past three months, all of which are traded on NASDAQ. The current average P/TB ratio of the publicly-traded recent conversions equaled 76.41%.

RP® Financial, LC.	VALUATION ANALYSIS IV.14
Table 4.1
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

													Insider Purchases												Post-IPO Pricing Trends
				Pre-Conversion Data							Contribution to		% Off Incl. Fdn.					Pro Forma Data							Closing Price:
Institutional Information			Financial Info.		Asset Quality		Offering Information				Charitable Found		Benefit Plans				Initial	Pricing Ratios(3)			Financial Charac.				First		After		After
	Conver.			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of		Recog.	Stk	Mgmt.&	Dividend		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	2/19/10	Change
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
OBA Financial Services, Inc., MD*	1/22/10	OBAF-NASDAQ	$358	10.90%	0.62%	67%	$46.3	100%	132%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.8%	0.00%	59.1%	NM	11.7%	-0.1%	19.7%	-0.5%	$10.00	$10.39	3.9%	$10.11	1.1%	$10.30	3.0%	$10.30	3.0%
OmniAmerican Bancorp, Inc., TX*	1/21/10	OABC-NASDAQ	$1,006	9.08%	1.47%	158%	$119.0	100%	132%	2.5%	N.A.	N.A.	8.0%	4.0%	10.0%	0.3%	0.00%	61.7%	NM	10.7%	-0.3%	17.4%	-1.7%	$10.00	$11.85	18.5%	$11.32	13.2%	$10.99	9.9%	$10.99	9.9%
Versailles Financial Corp., OH	1/13/10	VERF-OTCBB	$43	17.89%	0.77%	83%	$4.3	100%	132%	14.0%	N.A.	N.A.	8.0%	4.0%	10.0%	23.7%	0.00%	40.3%	30.12	9.6%	0.3%	23.7%	1.1%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%
Athens Bancshares, Inc., TN	1/7/10	AFCB-NASDAQ	$246	10.50%	1.04%	151%	$26.8	100%	134%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	11.1%	0.00%	57.4%	18.40	10.3%	0.6%	18.0%	3.1%	$10.00	$11.60	16.0%	$11.39	13.9%	$11.06	10.6%	$10.92	9.2%
Averages — Standard Conversions:			$413	12.09%	0.98%	115%	$49.1	100%	133%	6.0%	N.A.	N.A.	8.0%	4.0%	10.0%	9.7%	0.00%	54.6%	24.26	10.6%	0.1%	19.7%	0.5%	$10.00	$10.96	9.6%	$10.71	7.05%	$10.59	5.88%	$10.55	5.53%
Medians — Standard Conversions:			$302	10.70%	0.91%	117%	$36.5	100%	132%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	7.4%	0.00%	58.3%	24.26	10.5%	0.1%	18.9%	0.3%	$10.00	$11.00	10.0%	$10.72	7.15%	$10.65	6.45%	$10.61	6.10%

Second Step Conversions
Ocean Shore Holding Co., NJ*	12/21/09	OSHC-NASDAQ	$743	9.08%	0.36%	138%	$33.5	57%	85%	7.5%	N.A.	N.A.	6.8%	3.4%	8.5%	1.3%	2.50%	61.5%	11.11	7.6%	0.7%	12.3%	5.5%	$8.00	$8.60	7.5%	$8.98	12.3%	$9.05	13.1%	$9.81	22.6%
Northwest Bancshares, Inc.*	12/18/09	NWBI-NASDAQ	$7,134	9.18%	1.95%	54%	$688.8	62%	108%	3.8%	C/S	2.0%	4.0%	4.0%	10.2%	0.1%	3.91%	101.5%	20.3	14.3%	0.7%	14.4%	4.3%	$10.00	$11.35	13.5%	$11.30	13.0%	$11.40	14.0%	$11.89	18.9%
Averages — Second Step Conversions:			$3,938	9.13%	1.16%	96%	$361.1	60%	97%	5.6%	N.A.	N.A.	5.4%	3.7%	9.3%	0.7%	3.21%	81.5%	15.7x	10.9%	0.7%	13.4%	4.9%	$9.00	$9.98	10.5%	$10.14	12.6%	$10.23	13.6%	$10.85	20.8%
Medians — Second Step Conversions:			$3,938	9.13%	1.16%	96%	$361.1	60%	97%	5.6%	N.A.	N.A.	5.4%	3.7%	9.3%	0.7%	3.21%	81.5%	15.7x	10.9%	0.7%	13.4%	4.9%	$9.00	$9.98	10.5%	$10.14	12.6%	$10.23	13.6%	$10.85	20.8%
Mutual Holding Company Conversions
Averages — Mutual Holding Company Conversions:
Medians — Mutual Holding Company Conversions:
Averages — All Conversions:			$1,588	11.11%	1.04%	109%	$153.1	87%	121%	5.9%	NA	NA	7.1%	3.9%	9.8%	6.7%	1.07%	63.6%	$19.98	10.7%	0.3%	17.6%	2.0%	$9.67	$10.63	9.9%	$10.52	8.9%	$10.47	8.4%	$10.65	10.6%
Medians — All Conversions:			$550	9.84%	0.91%	110%	$39.9	100%	132%	4.1%	NA	NA	8.0%	4.0%	10.0%	2.5%	0.00%	60.3%	$19.35	10.5%	0.4%	17.7%	2.1%	$10.00	$10.87	10.5%	$10.71	12.6%	$10.65	10.3%	$10.61	9.6%

Note:	* — Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” — Not Traded; “NA” — Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.
February 19, 2010

RP® Financial, LC.	VALUATION ANALYSIS IV.15
Table 4.2
Market Pricing Comparatives
Prices As of February 19, 2010

	Market		Per Share Data
	Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
	Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution	Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies	$9.51	$287.53	$(0.14)	$12.19	17.96x	81.45%	9.88%	89.82%	19.58x	$0.25	2.18%	32.57%	$2,649	11.27%	10.52%	3.16%	-0.16%	-0.34%	-0.14%	-0.84%
Converted Last 3 Months (no MHC)	$10.78	$319.21	$0.25	$15.09	25.59x	73.33%	12.16%	76.41%	21.99x	$0.13	1.16%	20.69%	$2,114	6.47%	6.09%	1.03%	0.24%	3.61%	0.28%	3.52%

Converted Last 3 Months (no MHC)
AFCB Athens Bancshares, Inc. of TN	$10.92	$30.34	$0.54	$17.42	20.22x	62.69%	11.29%	62.69%	20.22x	$0.00	0.00%	0.00%	$269	0.00%	0.00%	NA	0.56%	NM	0.56%	NM
NWBI Northwest Bancshares Inc. of PA	$11.89	$1,315.53	$0.37	$11.90	39.63x	99.92%	16.39%	115.32%	32.14x	$0.40	3.36%	NM	$8,025	16.41%	14.53%	1.81%	0.46%	4.32%	0.57%	5.33%
OBAF OBA Financial Serv. Inc. of MD	$10.30	$47.68	$(0.09)	$16.92	NM	60.87%	12.00%	60.87%	NM	$0.00	0.00%	NM	$397	0.00%	0.00%	NA	-0.30%	NM	-0.10%	NM
OSHC Ocean Shore Holding Co. of NJ	$9.81	$71.69	$0.72	$13.01	16.91x	75.40%	9.31%	75.40%	13.63x	$0.24	2.45%	41.38%	$770	7.69%	7.69%	0.25%	0.55%	7.15%	0.68%	8.88%
OABC OmniAmerican Bancorp Inc. of TX	$10.99	$130.81	$(0.28)	$16.22	NM	67.76%	11.81%	67.76%	NM	$0.00	0.00%	NM	$1,108	8.23%	8.23%	NA	-0.05%	-0.65%	-0.30%	-3.66%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16
          C. The Acquisition Market
               Also considered in the valuation was the potential impact on Oneida Financial’s stock price of recently completed and pending acquisitions of other bank and thrift institutions operating in New York. As shown in Exhibit IV-4, there were ten New York bank and thrift acquisitions completed from the beginning of 2007 through February 19, 2010. The recent acquisition activity involving New York savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Oneida Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Oneida Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.
          D. Trading in Oneida Financial’s Stock
               Since Oneida Financial’s stock currently trades under the symbol “ONFC” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Oneida Financial had a total of 7,809,420 shares issued and outstanding at February 19, 2010, of which 3,499,670 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $7.06 to $11.75 per share and its closing price on February 19, 2010 was $9.50, implying an aggregate value of $74.2 million.
               There are significant differences between the Company’s stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.
* * * * * * * * * * * *

RP® Financial, LC.	VALUATION ANALYSIS
IV.17
          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.
8. Management
          The Company’s management team has experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.
          Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.
9. Effect of Government Regulation and Regulatory Reform
          In summary, as a fully-converted regulated institution, Oneida Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Oneida Savings Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.
Summary of Adjustments
          Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Upward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	Moderate Upward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment
Valuation Approaches
          In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Second Step Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
          In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
          RP Financial’s valuation placed an emphasis on the following:
•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value

RP® Financial, LC.	VALUATION ANALYSIS
IV.19
taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•	Trading of ONFC stock. Converting institutions generally do not have stock outstanding. Oneida Financial, however, has public shares outstanding due to the mutual holding company form of ownership. Since Oneida Financial is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the February 19, 2010, stock price of $9.50 per share and the 7,809,420 shares of Oneida Financial stock outstanding, the Company’s implied market value of $74.2 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the Company’s shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Oneida Financial’s stock was somewhat discounted herein but will become more important towards the closing of the offering.
          The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.
          In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity. At December 31, 2009, the MHC had unconsolidated net assets of $157 thousand. These entries have been added to the Company’s December 31, 2009 reported financial information to reflect the consolidation of the MHC into the Company’s operations.
          Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 19, 2009,

RP® Financial, LC.	VALUATION ANALYSIS
IV.20
the aggregate pro forma market value of Oneida Financial conversion stock equaled $57,079,120 at the midpoint, equal to 7,134,890 shares at $8.00 per share. The $8.00 per share price was determined by the Oneida Financial Board. The midpoint and resulting valuation range is based on the sale of a 55.19% ownership interest to the public which provides for a $31,500,000 public offering at the midpoint value.
          1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The reinvestment rate of 3.30% was based on the Company’s business plan for reinvestment of the net proceeds, which assumes that the net proceeds will be invested in a mix of 15 year MBS (50% of total proceeds) and U.S. Treasury securities with a weighted average maturity of five years (50% of total proceeds).
          The Company’s reported earnings equaled $4.1 million for the twelve months ended December 31, 2009. In deriving Oneida Financial’s estimated core earnings for purposes of the valuation, adjustments made to reported net income included elimination of modest gains on the sale of securities, net impairment losses on investment securities and the increased value of the securities trading portfolio. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 38.61%, the Company’s core earnings were calculated at $4.0 million for the twelve months ended December 31, 2009 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income(loss)	$4,113
Deduct: Gain on sale of assets	(788)
Deduct: Changes in fair value of trading securities	(1,725)
Add back: Net impairment losses on securities	2,295
Tax Effect @ 38.61% rate	84

Core earnings estimate	$3,979
          Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $57.1 million midpoint value equaled 13.60 times and 14.05 times,

RP®Financial, LC.	VALUATION ANALYSIS IV.21
Table 4.3
Public Market Pricing
Oneida Financial Corp. and the Comparables
As of February 19, 2010

	Market		Per Share Data(2)
	Capitalization		Core	Book						Dividends(4)					Financial Characteristics(6)							2nd Step
	Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core		Exchange	Offering
	Share(1)	Value	EPS	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Ratio	Amount
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
Oneida Financial Corp.
Superrange	$8.00	$75.49	$0.43	$9.77	17.84x	81.88%	12.06%	112.04%	18.42x	$0.48	6.00%	110.53%	$626	15.13%	11.62%	0.39%	0.68%	4.59%	0.65%	4.45%	1.2083	$41.66
Maximum	$8.00	$65.64	$0.50	$10.65	15.58x	75.12%	10.57%	104.85%	16.09x	$0.48	6.00%	96.56%	$621	14.47%	10.91%	0.39%	0.68%	4.82%	0.66%	4.67%	1.0507	$36.23
Midpoint	$8.00	$57.08	$0.57	$11.66	13.60x	68.61%	9.25%	97.80%	14.05x	$0.48	6.00%	84.31%	$617	13.89%	10.28%	0.40%	0.68%	5.05%	0.66%	4.88%	0.9136	$31.50
Minimum	$8.00	$48.52	$0.67	$13.03	11.61x	61.40%	7.92%	89.49%	11.99x	$0.48	6.00%	71.96%	$613	13.31%	9.65%	0.40%	0.68%	5.29%	0.66%	5.12%	0.7766	$26.78

All Non-MHC Public Companies (7)
Averages	$9.63	$348.32	$ (0.24)	$13.64	17.34x	69.92%	8.00%	78.47%	18.45x	$0.25	2.17%	32.08%	$3,023	10.81%	10.00%	3.40%	-0.25%	-0.57%	-0.26%	-1.67%
Medians	$9.33	$49.86	$0.09	$12.90	15.75x	69.89%	6.38%	75.04%	16.25x	$0.20	1.90%	0.00%	$903	9.20%	8.62%	2.66%	0.19%	2.09%	0.09%	1.12%

All Non-MHC Public Companies — State of New York (7)
Averages	$10.86	$1,037.22	$0.68	$12.00	16.34x	100.66%	10.20%	129.10%	16.11x	$0.45	3.88%	49.24%	$7,852	10.81%	9.01%	1.47%	0.61%	5.85%	0.63%	6.06%
Medians	$10.33	$366.24	$0.55	$11.82	15.66x	103.11%	9.98%	128.21%	14.55x	$0.46	4.08%	30.43%	$3,299	8.76%	7.55%	1.01%	0.67%	6.13%	0.71%	5.95%

Comparable Group Averages
Averages	$11.61	$74.84	$0.78	$14.64	15.39x	81.64%	9.83%	87.14%	18.58x	$0.40	3.17%	35.89%	$727	11.84%	11.51%	1.03%	0.46%	3.91%	0.51%	4.72%
Medians	$11.69	$50.18	$0.59	$13.70	11.18x	88.82%	7.23%	92.01%	16.22x	$0.28	3.26%	40.99%	$725	10.39%	9.44%	0.59%	0.53%	4.83%	0.53%	4.94%

Comparable Group
BFED Beacon Federal Bancorp of NY	$8.62	$56.38	$1.12	$15.40	9.17	55.97%	5.27%	55.97%	7.70x	$0.20	2.32%	21.28%	$1,070	9.42%	9.42%	NA	0.59%	6.15%	0.71%	7.33%
ESSA ESSA Bancorp, Inc. of PA	$11.62	$164.12	$0.38	$12.90	29.79	90.08%	15.87%	90.08%	30.58x	$0.20	1.72%	51.28%	$1,034	17.62%	17.62%	NA	0.53%	2.94%	0.51%	2.87%
ESBK Elmira Svgs Bank, FSB of NY	$15.46	$29.67	$1.80	$18.72	6.69	82.59%	5.86%	130.13%	8.59x	$0.80	5.17%	34.63%	$506	10.73%	8.35%	NA	0.91%	8.82%	0.71%	6.87%
FSBI Fidelity Bancorp, Inc. of PA	$5.00	$15.24	$0.07	$13.20	NM	37.88%	2.07%	40.58%	NM	$0.08	1.60%	NM	$736	6.38%	6.04%	2.51%	-0.49%	-7.50%	0.03%	0.44%
HARL Harleysville Svgs Fin Cp of PA	$13.68	$49.86	$1.40	$13.97	10.94	97.92%	5.94%	97.92%	9.77x	$0.76	5.56%	60.80%	$840	6.06%	6.06%	NA	0.55%	9.20%	0.62%	10.31%
NFSB Newport Bancorp, Inc. of RI	$11.75	$45.00	$0.23	$13.42	NM	87.56%	9.81%	87.56%	NM	$0.00	0.00%	0.00%	$459	11.20%	11.20%	NA	0.15%	1.31%	0.20%	1.68%
ROME Rome Bancorp, Inc. of Rome NY	$8.75	$59.96	$0.44	$8.81	19.44	99.32%	18.17%	99.32%	19.89x	$0.36	4.11%	NM	$330	18.30%	18.30%	0.58%	0.92%	5.14%	0.90%	5.03%
THRD TF Fin. Corp. of Newtown PA	$18.90	$50.50	$1.42	$26.81	11.18	70.50%	7.08%	75.27%	13.31x	$0.80	4.23%	47.34%	$714	10.04%	9.46%	NA	0.63%	6.44%	0.53%	5.41%
WVFC WVS Financial Corp. of PA	$13.96	$28.84	$0.73	$14.86	20.53	93.94%	7.37%	93.94%	19.12x	$0.64	4.58%	NM	$392	7.84%	7.84%	0.42%	0.34%	4.52%	0.36%	4.85%
WFD Westfield Fin. Inc. of MA	$8.34	$248.79	$0.21	$8.29	NM	100.60%	20.88%	100.60%	39.71x	$0.20	2.40%	NM	$1,191	20.76%	20.76%	0.60%	0.46%	2.09%	0.54%	2.44%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate. BV per share omits the minority interest for Oneida Financial.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. Pricing ratios shown omit the minority interest for Oneida Financial.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances. Capital ratios ane ROE measures include minority interest for Oneida Financial.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.22
respectively, indicating valuation discounts of 11.6% and 24.4 relative to the Peer Group’s average reported and core earnings multiples of 15.39 times and 18.58 times, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples of 11.18 times and 16.22 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated a premium of 21.6% and a discount of 13.4%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 11.61 times and 17.84 times, respectively, and based on core earnings at the minimum and the super maximum equaled 11.99 times and 18.42 times, respectively.
     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value per common share (i.e., excluding the non-controlling interest). The Company’s pre-conversion equity attributable to common shareholders of $56.6 million was adjusted to include the impact of MHC’s net assets equal to $157 thousand, which will be consolidated with the Company’s financial statements as the result of the Second Step Conversion. In applying the P/B approach, we considered both reported book value and tangible book value, excluding the non-controlling interest in both cases for purposes of calculating the P/B and P/TB ratios for common shareholders. Based on the $57.1 million midpoint valuation, Oneida Financial’s pro forma P/B and P/TB ratios equaled 68.61% and 97.80%, respectively, with the difference the result of the significant balance of intangibles for the Company. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 81.64% and 87.14%, the Company’s ratios reflected a discount of 16.0% and a premium of 12.2%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios of 88.82% and 92.01%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected a discount of 22.7% and a premium of 6.3%, respectively. The Company’s pro forma P/B at the minimum and the super maximum equaled 61.40% and 81.86%, respectively, while the P/TB ratios at the minimum and the super maximum equaled 89.59% and 112.04%, respectively.
     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $57.1 million midpoint of the valuation range, the Company’s value equaled

RP® Financial, LC.	VALUATION ANALYSIS IV.23
9.25% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 9.83%, which implies a discount of 5.9% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 7.23%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 27.9%.
     In reaching the valuation conclusion, RP Financial considered the application of all three valuation approaches, including the resulting valuation premiums and discount relative to the Peer Group. On balance, the midpoint valuation is generally discounted relative to the earnings based multiples, is discounted relative to reported price-to-book ratios, and is at a premium relative to tangible price-to-book ratios. The pro forma price-to-tangible book value exceeds the Peer Group average and median, a factor that was evaluated carefully in light of the valuation adjustments applied to the Peer Group pricing and the nature of the Company’s operations. We concluded that the premium P/TB ratio was supported in the valuation by the upward valuation adjustments applied relatively to the Peer Group, by the discounts resulting under the P/E approaches (where most conversion transactions are priced at premium earnings multiples), and by the nature of the Company’s intangible assets — specifically that over half of the intangibles are related to and supported by the BHL and BCG subsidiaries.
Comparison to Recent Offerings
     As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two second-step conversions have been completed within the past three months and closed at an average pro forma price/tangible book ratio of 81.5% (see Table 4.1) and, on average, appreciated 12.6% during the first week of trading. In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a premium of 20.0%. The current average P/TB ratio of the two recent second-step conversions, based on closing stock prices as of February 19, 2010, equaled 95.4%. In comparison to the average current P/TB ratio of the two recent second-step conversions, the Company’s P/TB ratio at the midpoint value

RP® Financial, LC.	VALUATION ANALYSIS IV.24
reflects an implied premium of 2.5% and at the top of the super range the Company’s P/TB ratio reflects an implied premium of 17.4%.
Valuation Conclusion
     Based on the foregoing, it is our opinion that, as of February 19, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering including (1) newly-issued shares representing the MHC’s current ownership interest in Company, and (2) exchange shares issued to existing public shareholders of the Company and was $57,079,120 at the midpoint, equal to 7,134,890 shares at $8.00 per share. Based on the pro forma valuation and the percent ownership interest represented by the MHC Shares, the number of shares of common stock offered for sale will range from a minimum of 3,346,875 shares to a maximum of 4,528,125 shares, with a midpoint offering of 3,937,500 shares. Based on an offering price of $8.00 per share, the amount of the offering will range from a minimum of $26,775,000 to a maximum of $36,225,000 with a midpoint of $31,500,000. If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 5,207,344 shares (the “supermaximum”) equal to an offering of $41,658,752 at the offering price of $8.00 per share. The pro forma figures for shares outstanding, aggregate market value and exchange ratio at each point in the valuation range are shown below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibits IV-7 and IV-8.

RP® Financial, LC.	VALUATION ANALYSIS IV.25

			Exchange Shares
		Offering	Issued to the	Exchange
	Total Shares	Shares	Public Shareholders	Ratio
Shares				(x	)
Super Maximum	9,435,892	5,207,344	4,228,548	1.2083
Maximum	8,205,123	4,528,125	3,676,998	1.0507
Midpoint	7,134,890	3,937,500	3,197,390	0.9136
Minimum	6,064,656	3,346,875	2,717,781	0.7766

Distribution of Shares
Super Maximum	100.00%	55.19%	44.81%
Maximum	100.00%	55.19%	44.81%
Midpoint	100.00%	55.19%	44.81%
Minimum	100.00%	55.19%	44.81%

Aggregate Market Value(1)
Super Maximum	$75,487,136	$41,658,752	$33,828,384
Maximum	$65,640,984	$36,225,000	$29,415,984
Midpoint	$57,079,120	$31,500,000	$25,579,120
Minimum	$48,517,248	$26,775,000	$21,742,248

(1)	Based on offering price of $8.00 per share.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the Oneida Financial stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of Oneida Financial has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing Oneida Financial shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.9136 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.7766 at the minimum, 1.0507 at the maximum and 1.2083 at the supermaximum. RP

RP® Financial, LC.	VALUATION ANALYSIS IV.26
Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.